Item 6. Selected Financial Data

The following selected financial data should be read in connection with Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes that are included in this annual report on Form 10-K.

	Years Ended December 31,
	2012	2011	2010	2009	2008
	(Dollars in Thousands, Except per Share Data)
Operating Data
Revenues	$1,065,009	$936,992	$688,826	$536,491	$575,404
Operating profit (loss)	$(15,531)	$11,887	$31,534	$22,716	$21,404
Income (loss) from continuing operations	$(71,500)	$(72,757)	$(177)	$(9,521)	$19,629
Stock-based compensation included in income (loss) from continuing operations	$32,197	$23,657	$16,507	$15,444	$14,437
Earnings (Loss) per Share
Basic
Continuing operations attributable to MDC Partners Inc.	$(2.55)	$(2.79)	$(0.38)	$(0.55)	$0.42
Diluted
Continuing operations attributable to MDC Partners Inc. common shareholders	$(2.55)	$(2.79)	$(0.38)	$(0.55)	$0.41
Cash dividends declared per share	$0.56	$0.70	$0.34	$—	$—
Financial Position Data
Total assets	$1,344,945	$1,055,745	$914,348	$604,519	$529,239
Total debt	$431,703	$385,174	$286,216	$217,946	$181,498
Redeemable noncontrolling interests	$117,953	$107,432	$77,560	$33,728	$21,751
Deferred acquisition consideration	$196,446	$137,223	$107,991	$30,645	$5,538
Fixed charge coverage ratio	N/A	N/A	N/A	N/A	2.08
Fixed charge deficiency	$61,292	$26,651	$570	$779	N/A

Several significant factors that should be considered when comparing the annual results shown above are as follows:

During the third quarter of 2013, the Company discontinued an operating subsidiary and an operating division.

Year Ended December 31, 2012

During 2012, the Company completed a number of acquisitions. Please see Note 4 of the notes to the consolidated financial statements included herein for a summary of these acquisitions.

On December 10, 2012, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold an additional $80 million aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% Notes and treated as a single series with the original 11% Notes. The additional notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $83.2 million, which included an original issue premium of $4.8 million, and underwriter fees of $1.6 million. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s revolving credit agreement described elsewhere herein, and for general corporate purposes.

17

During 2012, the Company discontinued a subsidiary and certain operating divisions. All periods have been restated to reflect these discontinued operations. See Note 10 of the Notes to the Consolidated Financial Statements included herein.

Year Ended December 31, 2011

During 2011, the Company completed a number of acquisitions. Please see Note 4 of the notes to the consolidated financial statements included herein for a summary of these acquisitions

On April 19, 2011, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold an additional $55 million aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% Notes and treated as a single series with the original 11% Notes. The additional notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $59.6 million, which included an original issue premium of $6.1 million, and underwriter fees of $1.5 million. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s revolving credit agreement described elsewhere herein, and for general corporate purposes.

Effective December 31, 2011, the Company discontinued an operating division. All periods reflect this discontinued operation. See Note 10 of the Notes to the Consolidated Financial Statements included herein.

Year Ended December 31, 2010

During 2010, the Company completed a significant number of acquisitions. Please see Note 4 of the notes to the consolidated financial statements included herein for a summary of these acquisitions.

On May 14, 2010, the Company and its wholly-owned subsidiaries, as guarantors issued and sold $65 million aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% notes and treated as a single series with the original 11% notes. The additional notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $67.2 million, which included an original issue premium of $2.6 million, and underwriter fees of $0.4 million. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s revolving Credit Agreement described elsewhere herein, and for general corporate purposes, including acquisitions.

Effective September 30, 2010, the Company ceased a subsidiary. All periods reflect these discontinued operations. See Note 10 of the notes to the consolidated financial statements included herein.

Year Ended December 31, 2009

On October 23, 2009, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold $225 million aggregate principal amount of 11% Notes due 2016 (the “11% Notes”). The 11% Notes bear interest at a rate of 11% per annum, accruing from October 23, 2009. Interest is payable semiannually in arrears in cash on May 1 and November 1 of each year, beginning on May 1, 2010. The 11% Notes will mature on November 1, 2016, unless earlier redeemed or repurchased. In addition, the Company entered into a Credit Agreement described elsewhere herein. The Company used the net proceeds of this offering to repay the outstanding balance and terminate its prior Fortress Financing Agreement, and redeemed its outstanding 8% C$45 million convertible debentures. As a result, the Company incurred $4.5 million of early termination fees and wrote off of the remaining deferred financing costs relating to its prior Financing Agreement and convertible debentures.

Year Ended December 31, 2008

During the year ended December 31, 2008, MDC recognized $13.3 million of primarily non-cash, unrealized, foreign exchange gains due primarily to the strengthening of the US dollar as compared to the Canadian dollar on its intercompany balances that are denominated in the US dollar.

Effective December 31, 2008, three of the Company’s operating subsidiaries were deemed discontinued operations. All periods reflect these discontinued operations. See Note 10 of the notes to the consolidated financial statements included herein.

18

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Unless otherwise indicated, references to the “Company” mean MDC Partners Inc. and its subsidiaries, and references to a fiscal year means the Company’s year commencing on January 1 of that year and ending December 31 of that year (e.g., fiscal 2012 means the period beginning January 1, 2012, and ending December 31, 2012).

The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”) of the United States of America (“US GAAP”). However, the Company has included certain non-US GAAP financial measures and ratios, which it believes provide useful information to both management and readers of this report in measuring the financial performance and financial condition of the Company. One such term is “organic revenue”, which means growth in revenues from sources other than acquisitions or foreign exchange impacts. These measures do not have a standardized meaning prescribed by US GAAP and, therefore, may not be comparable to similarly titled measures presented by other publicly traded companies, nor should they be construed as an alternative to other titled measures determined in accordance with US GAAP.

Executive Summary

The Company’s objective is to create shareholder value by building market-leading subsidiaries and affiliates that deliver innovative, value-added marketing communications and strategic consulting to their clients. Management believes that shareholder value is maximized with an operating philosophy of “Perpetual Partnership” with proven committed industry leaders in marketing communications.

MDC manages the business by monitoring several financial and non-financial performance indicators. The key indicators that we review focus on the areas of revenues and operating expenses and capital expenditures. Revenue growth is analyzed by reviewing the components and mix of the growth, including: growth by major geographic location; existing growth by major reportable segment (organic); growth from currency changes; and growth from acquisitions.

MDC conducts its businesses through the Marketing Communications Group. Within the Marketing Communications Group, there are two reportable operating segments: Strategic Marketing Services and Performance Marketing Services. In addition, MDC has a “Corporate Group” which provides certain accounting, administrative, financial, human resource and legal functions.

Marketing Communications Businesses

Through its operating “partners”, MDC provides advertising, consulting, customer relationship management, and specialized communication services to clients throughout the world.

The operating companies earn revenue from agency arrangements in the form of retainer fees or commissions; from short-term project arrangements in the form of fixed fees or per diem fees for services; and from incentives or bonuses. Additional information about revenue recognition appears in Note 2 of the notes to the consolidated financial statements.

MDC measures operating expenses in two distinct cost categories: cost of services sold, and office and general expenses. Cost of services sold is primarily comprised of employee compensation related costs and direct costs related primarily to providing services. Office and general expenses are primarily comprised of rent and occupancy costs and administrative service costs including related employee compensation costs. Also included in operating expenses is depreciation and amortization.

Because we are a service business, we monitor these costs on a percentage of revenue basis. Cost of services sold tend to fluctuate in conjunction with changes in revenues, whereas office and general expenses and depreciation and amortization, which are not directly related to servicing clients, tend to decrease as a percentage of revenue as revenues increase because a significant portion of these expenses are relatively fixed in nature.

We measure capital expenditures as either maintenance or investment related. Maintenance capital expenditures are primarily composed of general upkeep of our office facilities and equipment that are required to continue to operate our businesses. Investment capital expenditures include expansion costs, the build out of new capabilities, technology or call centers, or other growth initiatives not related to the day to day upkeep of the existing operations. Growth capital expenditures are measured and approved based on the expected return of the invested capital.

19

Certain Factors Affecting Our Business

Overall Factors Affecting our Business and Results of Operations .  The most significant factors include national, regional and local economic conditions, our clients’ profitability, mergers and acquisitions of our clients, changes in top management of our clients and our ability to retain and attract key employees. New business wins and client losses occur due to a variety of factors. The two most significant factors are; clients’ desire to change marketing communication firms, and the creative product our firms are offering. A client may choose to change marketing communication firms for a number of reasons, such as a change in top management and the new management wants to retain an agency that it may have previously worked with. In addition, if the client is merged or acquired by another company, the marketing communication firm is often changed. Further, global clients are trending to consolidate the use of numerous marketing communication firms to just one or two. Another factor in a client changing firms is the agency’s campaign or work product is not providing results and they feel a change is in order to generate additional revenues.

Clients will generally reduce or increase their spending or outsourcing needs based on their current business trends and profitability. These types of changes impact the Performance Marketing Services Group more than the Strategic Marketing Services Group due to the Performance Marketing Services Group having clients who require project-based work as opposed to the Strategic Marketing Services Group who primarily have retainer-based relationships.

Acquisitions and Dispositions ..  Our strategy includes acquiring ownership stakes in well-managed businesses with strong reputations in the industry. We engaged in a number of acquisition and disposal transactions during the 2010 to 2012 period, which affected revenues, expenses, operating income and net income. Additional information regarding material acquisitions is provided in Note 4 “Acquisitions” and information on dispositions is provided in Note 10 “Discontinued Operations” in the notes to the consolidated financial statements.

Foreign Exchange Fluctuations ..  Our financial results and competitive position are affected by fluctuations in the exchange rate between the US dollar and non-US dollars, primarily the Canadian dollar. See also “Quantitative and Qualitative Disclosures About Market Risk — Foreign Exchange.”

Seasonality .  Historically, with some exceptions, we generate the highest quarterly revenues during the fourth quarter in each year. The fourth quarter has historically been the period in the year in which the highest volumes of media placements and retail related consumer marketing occur.

Fourth Quarter Results.   Revenues for the fourth quarter of 2012 increased to $293.1 million, compared to 2011 fourth quarter revenues of $253.4 million. The increase consisted of organic growth of $29.2 million, acquisition revenue of $9.2 million and $1.3 million due to foreign currency fluctuations. The Strategic Marketing Services segment had revenue growth of $34.7 million in 2012, of which $28.5 million was organic and $5.5 million was acquisition related. The Performance Marketing Services segment had increased revenue of $4.9 million in 2012 of which $0.7 million was organic and $3.7 million was acquisition related. Operating results for the fourth quarter of 2012 resulted in a loss of $6.8 million compared to a loss of $3.9 million in 2011. The decrease in operating profits was primarily related to an increase in estimated deferred acquisition consideration adjustments of $20.1 million offset in part by an increase in revenue. Loss from continuing operations for the fourth quarter of 2012 was $21.7 million compared to $54.9 million in 2011. Interest expense was higher in 2012 by $1.3 million, however income tax expense was lower by $37.3 million and equity in earnings of affiliates was income in 2012 of $0.2 million compared to nil in 2011. Interest expense increased due to the additional outstanding debt in 2012, relating to higher outstanding borrowing under the WF Credit Agreement and the 11% Notes issued in December 2012. Income tax expense was lower due to the additional valuation allowance reserves and non-deductible stock-based compensation in 2011 compared to what was needed in 2012.

20

Summary of Key Transactions

Year Ended December 31, 2012

The Company completed several key acquisitions and transactions in 2012. These acquisitions included the acquisition of Doner Partners LLC (“Doner”). The Company acquired a 30% voting interest and a convertible preferred interest that allows the Company to increase ordinary voting ownership to 70% at MDC’s option, at no additional cost to the Company. Doner is a full service integrated creative agency. In addition, the Company acquired a 70% interest in TargetCast LLC (“TargetCast”), a full service integrated media agency.

The total aggregate purchase price for these 2012 transactions was $82.8 million, which included closing cash payments equal to $18.5 million and $8.0 million of working capital payments, plus additional estimated contingent purchase payments in future years of approximately $59.5 million. See Note 4 of the notes to the consolidated financial statements included herein for additional information on these and other acquisitions.

On December 10, 2012, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold an additional $80 million aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% Notes and treated as a single series with the original 11% Notes. The additional notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $83.2 million, which included an original issue premium of $4.8 million, less underwriter fees of $1.6 million. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s revolving credit agreement described elsewhere herein, and for general corporate purposes.

Year Ended December 31, 2011

The Company completed several key acquisitions in 2011. These acquisitions included the acquisition of a 70% interest in Concentric Partners, LLC (“Concentric”), a 65% interest in Laird + Partners, New York LLC (“Laird”), a 100% interest in RJ Palmer Partners LLC (“RJ Palmer”), a 75% interest in Trade X Partners LLC (“Trade X”) and a 60% interest in Anomaly Partners, LLC (“Anomaly”).

The total aggregate purchase price for these 2011 transactions was $76.8 million, which included closing cash payments equal to $40 million plus additional estimated contingent purchase payments in future years of approximately $36.8 million. See Note 4 of the notes to the consolidated financial statements included herein for additional information on these and other acquisitions.

On April 19, 2011, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold an additional $55 million aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% Notes and treated as a single series with the original 11% Notes. The additional notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $59.6 million, which included an original issue premium of $6.1 million, and underwriter fees of $1.5 million. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s WF Credit Agreement described elsewhere herein, and for general corporate purposes.

Year Ended December 31, 2010

The Company completed several key acquisitions in 2010. These acquisitions included the acquisition of 60% of the equity interests in The Arsenal LLC (“Team”); 75% of the equity interests in Integrated Media Solutions, LLC; 51% of the equity interests in Allison & Partners LLC; 70% of the equity interests in Sloane & Company LLC; 60% of the equity interests of Relevent Partners LLC; 80% of the total outstanding equity interests in each of Kenna Communications LP and Capital C Partners LP; and 51% of the equity interests in 72andSunny Partners LLC.

The total aggregate purchase price for these 2010 transactions was $182.1 million, which included closing cash payments equal to $92.4 million and additional estimated contingent purchase payments in future years of approximately $89.7 million. See Note 4 of the notes to the consolidated financial statements included herein for additional information on these and other acquisitions.

21

On May 14, 2010, the Company and its wholly-owned subsidiaries (as guarantors) issued and sold an additional $65 million aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% notes and treated as a single series with the original 11% notes. The additional notes were sold in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s revolving WF Credit Agreement, and for acquisitions and other general corporate purposes.

Results of Operations for the Years Ended December 31, 2012, 2011 and 2010:

	For the Year Ended December 31, 2012
	Strategic Marketing Services	Performance Marketing Services	Corporate	Total
Revenue	$719,364	$345,645	$—	$1,065,009
Cost of services sold	479,060	255,080	—	734,140
Office and general expenses	188,954	72,780	38,847	300,581
Depreciation and amortization	27,260	17,217	1,342	45,819
Operating profit (loss)	24,090	568	(40,189)	(15,531)
Other income (expense):
Other income, net				117
Foreign exchange loss				(976)
Interest expense and finance charges, net				(46,190)
Loss from continuing operations before income taxes, equity in affiliates				(62,580)
Income tax expense				9,553
Loss from continuing operations before equity in affiliates				(72,133)
Equity in earnings of affiliates				633
Loss from continuing operations				(71,500)
Loss from discontinued operations attributable to MDC Partners Inc., net of taxes				(7,201)
Net loss				(78,701)
Net income attributable to noncontrolling interests	(5,167)	(1,571)	—	(6,738)
Net loss attributable to MDC Partners Inc.				$(85,439)
Stock-based compensation	$9,186	$8,227	$14,784	$32,197

22

	For the Year Ended December 31, 2011
	Strategic Marketing Services	Performance Marketing Services	Corporate	Total
Revenue	$608,022	$328,970	$—	$936,992
Cost of services sold	425,316	242,346	—	667,662
Office and general expenses	137,824	44,512	35,432	217,768
Depreciation and amortization	22,378	16,471	826	39,675
Operating Profit (Loss)	22,504	25,641	(36,258)	11,887
Other Income (Expense):
Other income, net				116
Foreign exchange loss				(1,677)
Interest expense and finance charges, net				(41,561)
Loss from continuing operations before income taxes, equity in affiliates				(31,235)
Income tax expense				41,735
Loss from continuing operations before equity in affiliates				(72,970)
Equity in earnings of affiliates				213
Loss from continuing operations				(72,757)
Loss from discontinued operations attributable to MDC Partners Inc., net of taxes				(3,506)
Net loss				(76,263)
Net income attributable to noncontrolling interests	(6,414)	(1,997)	—	(8,411)
Net loss attributable to MDC Partners Inc.				$(84,674)
Stock-based compensation	$5,149	$3,695	$14,813	$23,657

23

	For the Year Ended December 31, 2010
	Strategic Marketing Services	Performance Marketing Services	Corporate	Total
Revenue	$438,941	$249,885	$—	$688,826
Cost of services sold	288,916	183,202	—	472,118
Office and general expenses	90,495	38,230	22,291	151,016
Depreciation and amortization	17,917	15,873	368	34,158
Operating Profit (Loss)	41,613	12,580	(22,659)	31,534
Other Income (Expense):
Other expense, net				381
Foreign exchange gain				69
Interest expense and finance charges, net				(33,192)
Loss from continuing operations before income taxes, equity in affiliates				(1,208)
Income tax recovery				(165)
Loss from continuing operations before equity in affiliates				(1,043)
Equity in earnings of affiliates				866
Loss from continuing operations				(177)
Loss from discontinued operations attributable to MDC Partners Inc., net of taxes				(4,885)
Net loss				(5,062)
Net income attributable to noncontrolling interests	(7,211)	(3,167)	—	(10,378)
Net loss attributable to MDC Partners Inc.				$(15,440)
Stock-based compensation	$7,282	$1,992	$7,233	$16,507

24

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Revenue was $1.07 billion for the year ended 2012, representing an increase of $128.0 million, or 13.7%, compared to revenue of $937.0 million for the year ended 2011. This increase relates primarily to acquisition growth of $54.2 million and an increase in organic revenue of $76.4 million. A strengthening of the US Dollar, primarily versus the Canadian dollar during the year ended December 31, 2012, resulted in a decrease of $2.5 million.

Operating loss for the year ended 2012 was $15.5 million, compared to operating profits of $11.9 million in 2011. Operating profit decreased by $25.1 million in the Performance Marketing Services segment, and was offset by an increase of $1.6 million in the Strategic Marketing Services segment. Corporate operating expenses increased by $3.9 million in 2012.

Loss from continuing operations was a loss of $71.5 million in 2012, compared to a loss of $72.8 million in 2011. This increase in loss of $1.3 million was primarily attributable to a decrease in operating profits of $27.4 million and an increase in deferred acquisition consideration of $40.2 million, and an increase in net interest expense equal to $4.6 million, offset by the decrease in tax expense of $32.2 million. The increase in net interest expense was primarily due to higher outstanding borrowing under the WF Credit Agreement and the Company’s outstanding 11% notes. These amounts were impacted by a decrease in foreign exchange losses of $0.7 million in 2012 and an increase in equity in earnings of non-consolidated affiliates of $0.4 million.

Marketing Communications Group

Revenues attributable to the Marketing Communications Group, which consists of two reportable segments — Strategic Marketing Services and Performance Marketing Services, were $1.07 billion in the aggregate in 2012, compared to $937.0 million in 2011, representing a year-over-year increase of 13.7%.

The components of the revenue for 2012 are shown in the following table:

	Revenue
	$000’s	%
Year ended December 31, 2011	$936,992
Acquisition	54,198	5.8%
Organic	76,357	8.2%
Foreign exchange impact	(2,538)	(0.3)%
Year ended December 31, 2012	$1,065,009	13.7%

The geographic mix in revenues was relatively consistent between 2012 and 2011 and is demonstrated in the following table:

	2012	2011
US	81%	80%
Canada	14%	16%
Europe and other	5%	4%

The operating profit of the Marketing Communications Group decreased by approximately 48.8% to $24.7 million in 2012, from $48.1 million in 2011. The decrease in operating profit of $23.5 million was primarily due to an increase in estimated deferred acquisition consideration adjustments of $40.2 million, an increase in non-cash stock based compensation of $8.6 million and increased depreciation and amortization of $5.6 million, all due to acquisitions. These amounts were offset by $30.9 million of increased operating profits driven by the increase in revenue following the Company’s strategic investment spending in 2011. Operating margins decreased to 2.3% for 2012, compared to 5.1% for 2011. This decrease in operating margin was primarily related to an increase in office and general expenses as a percentage of revenue from 19.5% in 2011, to 24.6% in 2012. This increase was primarily due to estimated deferred acquisition consideration adjustments as a percentage of revenue which increased to 5.0% in 2012 compared to 1.4% in 2011. In addition, total staff costs increased as a percentage of revenue from 55.2% in 2011, to 59.3% in 2012. Offsetting these increases was a decrease in reimbursed client related direct costs (excluding staff costs) as a percentage of revenue from 22.7% in 2011, to 16.8% in 2012.

25

Marketing Communications Businesses

Strategic Marketing Services

Revenues attributable to Strategic Marketing Services in 2012 were $719.4 million, compared to $608.0 million in 2011. The year-over-year increase of $111.4 million, or 18.3%, was attributable primarily to organic growth of $74.3 million or 12.2%; and acquisition growth of $38.6 million or 6.4%; these increases were offset by a foreign exchange translation decrease of $1.6 million due to the strengthening of the US dollar compared to the Canadian dollar. This organic revenue growth was driven by net new business wins.

The operating profit of Strategic Marketing Services increased by $1.6 million to $24.1 million in 2012, from $22.5 million in 2011. Operating margins decreased to 3.3% in 2012 from 3.7% in 2011. The increase in operating profit is primarily related to the increase in revenue. This increase was offset by an increase in estimated deferred acquisition consideration adjustments of $24.3 million, increased depreciation and amortization of $4.9 million due to acquisitions, and an increase in non-cash stock based compensation of $4.0 million. The decrease in operating margin was primarily related to an increase in office and general expenses as a percentage of revenue from 22.7% in 2011 to 26.3% in 2012 due to the increased estimated deferred acquisition consideration adjustments of 6.6% in 2012 compared to 3.9% in 2011. In addition, total staff costs as a percentage of revenue increased from 56.2% in 2011 to 59.8% in 2012. Depreciation and amortization increased as a percentage of revenue from 3.7% during 2011 to 3.8% during 2012. Offsetting this decrease in margins was a decrease in direct costs (excluding staff costs) as a percentage of revenues from 20.1% of revenue in 2011, to 13.2% of revenue in 2012.

Performance Marketing Services

Performance Marketing Services generated revenues of $345.6 million for 2012, an increase of $16.7 million, or 5.1%, compared to revenues of $329.0 million in 2011. The year-over-year increase was attributable primarily to acquisition growth of $15.6 million, organic revenue growth of $2.0 million, and a foreign translation decrease of $0.9 million. This organic revenue growth was driven by net new business wins.

The operating profit of Performance Marketing Services decreased by $25.1 million to $0.6 million in 2012, from an operating profit of $25.6 million in 2011. Operating margins decreased from 7.8% in 2011 compared to an operating margin of 0.2% in 2012. The decrease in operating profit was primarily due to an increase in estimated deferred acquisition consideration adjustments of $15.9 million and increased non-cash stock based compensation of $4.5 million. This decrease was offset in part by increased revenue. The decrease in operating margin in 2012 was due primarily to an increase in total staff costs as a percentage of revenue from 53.4% in 2011 to 58.2% in 2012. Office and general expenses as a percentage of revenue increased from 13.5% in 2011 to 21.1% in 2012 due to an increase in estimated deferred acquisition consideration adjustments as a percentage of revenue of 1.5% in 2012 from a positive net adjustment of 3.2% in 2011, and an increase in non-cash stock based compensation expense of $4.5 million. Offsetting these increases was a decrease in direct costs (excluding staff costs) as a percentage of revenue from 27.7% in 2011 to 24.2% in 2012.

Corporate

Operating costs related to the Company’s Corporate operations increased by $3.9 million to $40.2 million in 2012, compared to $36.3 million in 2011. This increase was primarily related to increased compensation and related costs of $3.6 million. Additional depreciation and amortization and advertising and promotion costs were offset by decreases in, occupancy, travel and entertainment, professional fees, and other administrative costs.

Other Expense, Net

Other expense, net, remained consistent at income of $0.1 million.

26

Foreign Exchange

The foreign exchange loss was $1.0 million for 2012, compared to a loss of $1.7 million recorded in 2011. This unrealized loss was due primarily to the fluctuation in the US dollar during 2012 and 2011 compared to the Canadian dollar relating to the Company’s US dollar denominated intercompany balances with its Canadian subsidiaries.

Net Interest Expense

Net interest expense for 2012 was $46.2 million, an increase of $4.6 million over the $41.6 million net interest expense incurred during 2011. Interest expense increased $4.6 million in 2012 due to the additional borrowings under the Company’s WF Credit Agreement throughout 2012 and an additional $80 million 11% notes issued in December 2012. Interest income in 2012 was consistent at $0.2 million.

Income Tax Expense

Income tax expense in 2012 was $9.6 million compared to $41.7 million for 2011. The Company’s effective tax rate was substantially higher than the statutory rate in 2011 due to non-deductible stock-based compensation and an increase in the Company’s valuation allowance, offset in part by noncontrolling interest charges.

The Company’s US operating units are generally structured as limited liability companies, which are treated as partnerships for tax purposes. The Company is only taxed on its share of profits, while noncontrolling holders are responsible for taxes on their share of the profits.

Equity in Affiliates

Equity in affiliates represents the income (loss) attributable to equity-accounted affiliate operations. In 2012, the Company recorded income of $0.6 million compared to income of $0.2 million in 2011.

Noncontrolling Interests

Noncontrolling interest expense was $6.8 million for 2012, a decrease of $1.6 million from the $8.4 million of noncontrolling interest expense incurred during 2011. The decrease relates to step-up transactions of entities the Company does not own 100%, both the Strategic Marketing Services and Performance Marketing Service segments.

Discontinued Operations

The loss net of taxes from discontinued operations for 2012 was $7.2 million and $3.5 million in 2011.

Net Loss Attributable to MDC Partners Inc.

As a result of the foregoing, the net loss attributable to MDC Partners Inc. for 2012 was $85.4 million or loss of $2.78 per diluted share, compared to a net loss of $84.7 million or $2.91 per diluted share reported for 2011.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenue was $937.0 million for the year ended 2011, representing an increase of $248.2 million, or 36.0%, compared to revenue of $688.8 million for the year ended 2010. This increase relates primarily to acquisition growth of $132.1 million and an increase in organic revenue of $111.3 million. In addition, a weakening of the US Dollar, primarily versus the Canadian dollar during the year ended December 31, 2011, resulted in an increase of $4.8 million.

Operating profit for the year ended 2011 was $11.9 million, compared to $31.5 million in 2010. Operating profit decreased by $19.1 million in the Strategic Marketing Services, and was offset by an increase of $13.1 million within the Performance Marketing Services segment. Corporate operating expenses increased by $13.6 million in 2011.

Loss from continuing operations was a loss of $72.8 million in 2011, compared to a loss of $0.2 million in 2010. This increase in loss of $72.6 million was primarily attributable to the decrease in operating profit of $19.6 million, an increase in tax expense of $41.9 million and an increase in net interest expense equal to $8.4 million. This increase in net interest expense was primarily due to the Company’s outstanding 11% notes. These amounts were impacted by an increase in foreign exchange losses from a gain of $0.1 million in 2010 to a loss of $1.7 million in 2011, and a decrease in other income, net of $0.3 million and a decrease in equity in earnings of non-consolidated affiliates of $0.7 million.

27

Marketing Communications Group

Revenues attributable to the Marketing Communications Group, which consists of two reportable segments — Strategic Marketing Services and Performance Marketing Services, were $937.0 million in the aggregate in 2011, compared to $688.8 million in 2010, representing a year-over-year increase of 36.0%.

The components of the revenue for 2011 are shown in the following table:

	Revenue
	$000’s	%
Year ended December 31, 2010	$688,826
Acquisition	132,102	19.1%
Organic	111,302	16.2%
Foreign exchange impact	4,762	0.7%
Year ended December 31, 2011	$936,992	36.0%

The geographic mix in revenues was relatively consistent between 2011 and 2010 and is demonstrated in the following table:

	2011	2010
US	80%	83%
Canada	16%	14%
Europe and other	4%	3%

The operating profit of the Marketing Communications Group decreased by approximately 11.2% to $48.1 million in 2011, from $54.2 million in 2010. The decrease in operating profit of $6.0 million was primarily due to an increase in acquisition related costs and estimated deferred acquisition consideration adjustments of $12.6 million, and increased depreciation and amortization of $5.1 million, due to acquisitions. These amounts were offset by $11.0 million of increased operating profits related to the increase in revenue and a $0.4 million decrease in non-cash stock based compensation, despite the Company’s strategic investments in talent, new office locations, and other growth investments. Operating margins decreased to 5.1% for 2011 compared to 7.9% for 2010. This decrease in operating margin was primarily related to an increase in reimbursed client related direct costs (excluding staff costs) as a percentage of revenues from 18.4% of revenue in 2010 to 22.7% of revenue in 2011. This increase in reimbursed client related direct costs is due to the requirement that certain costs be included in both revenue and direct costs due to the Company acting as principle versus agent for certain client contracts. In addition, margins were negatively impacted by an increase in office and general expenses as a percentage of revenue from 18.7% in 2010 to 19.5% in 2011 primarily due to acquisition related costs and estimated deferred acquisition consideration adjustments as a percentage of revenue of 1.6% in 2011 compared to 0.5% in 2010. Offsetting these increases was a reduction in total staff costs as a percentage of revenues from 57.2% in 2010, to 55.2% in 2011. In addition, depreciation and amortization expenses decreased as a percentage of revenue from 4.9% in 2010, to 4.1% in 2011, due to the increase in revenue in 2011.

Marketing Communications Businesses

Strategic Marketing Services

Revenues attributable to Strategic Marketing Services in 2011 were $608.0 million, compared to $438.9 million in 2010. The year-over-year increase of $169.1 million, or 38.5%, was attributable primarily to organic growth of $81.5 million or 18.6%; acquisition growth of $84.7 million or 19.3%; and a foreign exchange translation of $2.9 million due to the weakening of the US dollar compared to the Canadian dollar. This organic revenue growth was driven by net new business wins.

28

The operating profit of Strategic Marketing Services decreased by $19.1 million to $22.5 million in 2011 from $41.6 million in 2010. Operating margins decreased to 3.7% in 2011 from 9.5% in 2010. The decrease in operating profit was primarily due to an increase in acquisition related costs and estimated deferred acquisition consideration adjustments of $21.7 million, increased depreciation and amortization of $4.5 million, due to acquisitions, offset by $5.0 million of increased operating profits related to increased revenue, and a decrease in non-cash stock based compensation of $2.1 million. The decrease in operating margin was primarily related to an increase in direct costs (excluding staff costs) as a percentage of revenues from 13.9% of revenue in 2010, to 20.0% of revenue in 2011. In addition, margins were negatively impacted by an increase in office and general expenses as a percentage of revenue from 20.6% in 2010 to 22.7% in 2011 due to the increased acquisition related costs and estimated deferred acquisition consideration adjustments of 4.0% in 2011 compared to 0.4% in 2010 offset in part from the increase in revenue. Offsetting these increases, total staff costs as a percentage of revenue decreased from 58.6% in 2010 to 56.2% in 2011, despite the Company’s investment in talent. Depreciation and amortization decreased as a percentage of revenue from 4.1% during 2010 to 3.7% during 2011, due to the increase in revenues.

Performance Marketing Services

Performance Marketing Services generated revenues of $329.0 million for 2011, an increase of $79.1 million, or 31.6%, compared to revenues of $249.9 million in 2010. The year-over-year increase was attributable primarily to acquisition growth of $47.4 million, organic revenue growth of $29.9 million, and a foreign translation increase of $1.8 million. This organic revenue growth was driven by net new business wins.

The operating profit of Performance Marketing Services increased by $13.1 million to $25.6 million in 2011, from an operating profit of $12.6 million in 2010. Operating margins improved from 5.0% in 2010 compared to 7.8% in 2011. The increase in operating profit was primarily due to a decrease in acquisition related costs and estimated deferred acquisition consideration adjustments of $9.1 million and $6.3 million relating to increased revenue. These increases were offset in part from increased depreciation and amortization of $0.6 million, due to acquisitions and increased non-cash stock based compensation of $1.7 million. The increase in operating margin in 2011 was due primarily to a decrease in total staff costs as a percentage of revenue from 54.8% in 2010 to 53.4% in 2011. Office and general expenses as a percentage of revenue decreased from 15.3% in 2010 to 13.5% in 2011 due to a decrease in acquisition related costs and estimated deferred acquisition consideration adjustments as a percentage of revenue of a positive net adjustment of 0.3% in 2010 to a larger positive net adjustment of 3.0% in 2011. This decrease was offset by an increase in non-cash stock based compensation expense of $1.7 million. In addition, depreciation and amortization expense decreased as a percentage of revenue from 6.4% in 2010 to 5.0% in 2011, due to the increased revenue. Offsetting these decreases was an increase in direct costs (excluding staff costs) as a percentage of revenue from 26.3% in 2010 to 27.7% in 2011.

Corporate

Operating costs related to the Company’s Corporate operations increased by $13.6 million to $36.3 million in 2011, compared to $22.7 million in 2010. This increase was primarily related to increased compensation and related costs of $9.0 million ($7.6 million of which consisted of non-cash stock based compensation). In addition, the Company incurred increased travel, promotional and related costs of $2.5 million, occupancy costs of $1.0 million, professional and other costs of $0.6 million, and depreciation expense of $0.5 million.

Other Expense, Net

Other expense, net, decreased $0.3 million in 2011 to income of $0.1 million from income of $0.4 million in 2010.

Foreign Exchange

The foreign exchange loss was $1.7 million for 2011, compared to a gain of $0.1 million recorded in 2010. This unrealized gain and loss was due primarily to the fluctuation in the US dollar during 2011 and 2010 compared to the Canadian dollar relating to the Company’s US dollar denominated intercompany balances with its Canadian subsidiaries.

29

Net Interest Expense

Net interest expense for 2011 was $41.6 million, an increase of $8.4 million over the $33.2 million net interest expense incurred during 2010. Interest expense increased $8.5 million in 2011 due to the additional $55 million 11% notes issued in April 2011. Interest income was $0.4 million for 2011, as compared to $0.3 million in 2010.

Income Tax Expense

Income tax expense in 2011 was $41.7 million compared to a benefit of $0.2 million for 2010. In 2010, the Company’s effective tax rate was substantially lower than the statutory tax rate due to a decrease in the Company’s valuation allowance, and noncontrolling interest charges. These amounts were offset in part by non-deductible stock based compensation and a reserve established for potential tax positions. The Company’s effective tax rate was substantially higher than the statutory rate in 2011 due to non-deductible stock-based compensation and an increase in the Company’s valuation allowance, offset in part by noncontrolling interest charges.

The Company’s US operating units are generally structured as limited liability companies, which are treated as partnerships for tax purposes. The Company is only taxed on its share of profits, while noncontrolling holders are responsible for taxes on their share of the profits.

Equity in Affiliates

Equity in affiliates represents the income (loss) attributable to equity-accounted affiliate operations. In 2011, the Company recorded income of $0.2 million compared to income of $0.9 million in 2010.

Noncontrolling Interests

Noncontrolling interest expense was $8.4 million for 2011, a decrease of $2.0 million from the $10.4 million of noncontrolling interest expense incurred during 2010. The decrease relates to a decrease in profits earned at entities the Company does not own 100% in, both the Strategic Marketing Services and Performance Marketing Service segments.

Discontinued Operations

The loss net of taxes from discontinued operations for 2011 was $3.5 million compared to a loss of $4.9 million in 2010.

Net Loss Attributable to MDC Partners Inc.

As a result of the foregoing, the net loss attributable to MDC Partners Inc. recorded for 2011 was $84.7 million or loss of $2.91 per diluted share, compared to a net loss of $15.4 million or $0.55 per diluted share reported for 2010.

Liquidity and Capital Resources

The following table provides information about the Company’s liquidity position:

Liquidity	2012	2011	2010
	(In Thousands, Except for Long-Term Debt to Shareholders’ Equity Ratio)
Cash and cash equivalents	$60,330	$8,096	$10,949
Working capital (deficit)	$(226,682)	$(127,888)	$(102,547)
Cash from operations	$76,304	$4,548	$37,297
Cash from (used in) investing	$7,811	$(30,436)	$(110,580)
Cash from (used in) financing	$(31,858)	$23,299	$32,728
Ratio of long-term debt to shareholders’ equity	(5.09)	(29.76)	3.11

As of December 31, 2012, 2011 and 2010, $2.5 million, $0.9 million and $5.4 million, respectively, of the Company’s consolidated cash position was held by subsidiaries. Although this amount is available for the subsidiaries’ use, it does not represent cash that is distributable as earnings to MDC for use to reduce its indebtedness. It is the Company’s intent through its cash management system to reduce outstanding borrowings under the WF Credit Agreement by using available cash.

30

Working Capital

At December 31, 2012, the Company had a working capital deficit of $226.7 million, compared to a deficit of $127.9 million at December 31, 2011. Working capital deficit increased by $98.8 million primarily related to a $52.5 million increase in short term deferred acquisition consideration. The remainder was primarily due to timing in the amounts collected from clients, and when paid to suppliers, primarily media outlets. At December 31, 2012, the Company had no borrowings under its WF Credit Agreement compared to $38.0 million outstanding at December 31, 2011. The Company includes amounts due to noncontrolling interest holders, for their share of profits, in accrued and other liabilities. During 2012, 2011 and 2010, the Company made distributions to these noncontrolling interest holders of $7.7 million, $12.3 million and $7.7 million, respectively. At December 31, 2012, $3.6 million remains outstanding to be distributed to noncontrolling interest holders over the next twelve months.

The Company expects that available borrowings under its Credit Agreement, together with cash flows from operations and other initiatives, will be sufficient over the next twelve months to adequately fund working capital deficits should there be a need to do so from time to time, as well as all of the Company’s obligations including put options and capital expenditures.

Operating Activities

Cash flow provided by continuing operations for 2012 was $78.3 million. This was attributable primarily to a loss from continuing operations of $71.5 million, plus non-cash stock based compensation of $32.2 million, depreciation and amortization of $48.1 million, and adjustments to deferred acquisition consideration of $53.3 million, an increase in accounts payable accruals and other current liabilities of $66.8 million, deferred income taxes of $8.4 million, an increase in advanced billings of $1.7 million and foreign exchange of $0.9 million. This was partially offset by an increase in accounts receivable of $31.6 million, an increase in expenditures billable to clients of $17.2 million, other non-current assets and liabilities of $7.9 million, an increase in prepaid expenses and other current assets of $4.3 million and earnings of non-consolidated affiliates of $0.6 million. Discontinued operations used cash of $2.0 million.

Cash flow provided by continuing operations for 2011 was $7.3 million. This was attributable primarily to a loss from continuing operations of $72.8 million, plus non-cash stock based compensation of $23.7 million, depreciation and amortization of $41.8 million, a decrease in expenditures billable to clients of $15.3 million, deferred income taxes of $40.3 million, and adjustments to deferred acquisition consideration of $13.5 million. This was partially offset by a decrease in advance billings of $32.5 million, increases in accounts receivable of $10.9 million, other non-current assets and liabilities of $2.0 million, a decrease in accounts payable, accruals and other liabilities of $9.1 million, and an increase in prepaid expenses and other current assets of $0.7 million. Discontinued operations used cash of $2.7 million.

Cash flow provided by continuing operations for 2010 was $40.7 million. This was attributable primarily to a loss from continuing operations of $0.2 million, plus non-cash stock based compensation of $16.5 million, depreciation and amortization of $36.3 million, a decrease in expenditures billable to clients of $23.7 million, and an increase in advance billings of $2.4 million. This was partially offset by increases in accounts receivable of $31.0 million, deferred income taxes of $5.4 million, other non-current assets and liabilities of $0.5 million, and a decrease in accounts payable, accruals and other liabilities of $2.0 million. Discontinued operations used cash of $3.4 million.

Investing Activities

Cash flows provided by investing activities were $7.8 million for 2012, compared with cash flows used by investing activities of $30.4 million for 2011, and $110.6 million in 2010.

Cash provided by acquisitions during 2012 was $30.9 million, $26.6 million related to acquisition payments, offset by $57.5 million of cash acquired.

Expenditures for capital assets in 2012 were equal to $20.3 million. Of this amount, $11.5 million was incurred by the Strategic Marketing Services segment, $8.4 million was incurred by the Performance Marketing Services segment. These expenditures consisted primarily of computer equipment, leasehold improvements, furniture and fixtures, and $0.4 million related to the purchase of Corporate assets.

31

Cash used in acquisitions during 2011 was $6.8 million, $42.6 million related to acquisition payments, reduced by $35.8 million of media cash acquired, and $0.1 million related to deferred payments for acquisitions that closed prior to January 1, 2009.

Expenditures for capital assets in 2011 were equal to $23.4 million. Of this amount, $11.7 million was incurred by the Strategic Marketing Services segment, $4.8 million was incurred by the Performance Marketing Services segment. These expenditures consisted primarily of computer equipment, leasehold improvements, furniture and fixtures, and $6.9 million related to the purchase of Corporate assets.

Cash used in acquisitions during 2010 was $97.4 million, of which $18.2 million related to earnout and deferred acquisition payments for acquisitions that closed prior to January 1, 2009, and $79.2 million related to acquisition payments.

Expenditures for capital assets in 2010 were equal to $11.1 million. Of this amount, $6.5 million was incurred by the Strategic Marketing Services segment, $4.0 million was incurred by the Performance Marketing Services segment. These expenditures consisted primarily of computer equipment, leasehold improvements, furniture and fixtures, and $0.6 million related to the purchase of Corporate assets.

Profit distributions received from affiliates amounted to $1.3 million in 2012, $4.6 million in 2011, and $0.6 million for 2010, other investments were $2.2 million in 2012, $4.2 million in 2011, and $0.7 million in 2010.

In 2012, discontinued operations used minimal cash relating to expenditures for capital assets and used $0.7 million and $2.1 million in 2011 and 2010.

Financing Activities

During the year ended December 31, 2012, cash flows used in financing activities amounted to $31.9 million and primarily consisted of $84.8 million of proceeds from the additional 11% notes issuance, and bank overdrafts of $26.0 million. These proceeds were offset by acquisition related payments of $68.7 million, repayments of the revolving credit facility of $38.0 million, dividends paid of $22.0 million, distributions to noncontrolling shareholders of $7.7 million, purchase of shares of $3.3 million, deferred financing costs of $2.2 million and repayment of long-term debt of $0.7 million

During the year ended December 31, 2011, cash flows provided by financing activities amounted to $23.3 million and primarily consisted of $61.1 million of proceeds from the additional 11% notes issuance, proceeds from the WF Credit Agreement of $38.0 million and proceeds for the exercise of stock options of $1.1 million. These proceeds were offset by repayments from bank overdrafts of $5.7 million, by $3.1 million of deferred financing costs relating to the senior notes and revolving WF Credit Agreement. The proceeds of the 11% notes issuance were partially offset by dividends paid of $16.4 million, distributions to noncontrolling shareholders of $12.3 million, purchase of treasury shares of $4.1 million and repayment of long-term debt of $1.1 million. In addition, the Company made acquisition related payments of $34.3 million of which $31.2 million related to earnout and deferred acquisition payments and $3.1 million related to acquisition of additional equity interests pursuant to put/call option exercises.

During the year ended December 31, 2010, cash flows provided by financing activities amounted to $32.7 million and primarily consisted of $67.6 million of proceeds from the additional 11% notes issuance, proceeds from bank overdrafts of $9.0 million, offset by $2.1 million of deferred financing costs relating to the senior notes and new revolving WF Credit Agreement. The proceeds of the 11% notes issuance were partially offset by dividends paid and payable of $9.7 million, distributions to noncontrolling shareholders of $7.7 million, purchase of treasury shares of $3.5 million and repayment of long-term debt of $1.5 million. The Company made acquisition related payments of $19.7 million, of which $8.2 million related to earnout and deferred acquisition payments, and $11.5 million related to acquisitions of additional equity interests pursuant to put/call option exercises.

32

Total Debt

11% Notes Due 2016

On October 23, 2009, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold $225 million aggregate principal amount of 11% Notes due 2016 (the “11% Notes”). The 11% Notes bear interest at a rate of 11% per annum, accruing from October 23, 2009. Interest is payable semiannually in arrears in cash on May 1 and November 1 of each year, beginning on May 1, 2010. The 11% Notes will mature on November 1, 2016, unless earlier redeemed or repurchased. The Company received net proceeds before expenses of $209 million which included an original issue discount of approximately 4.7% or $10.5 million and underwriter fees of $5.5 million. The 11% Notes were sold in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended. The Company used the net proceeds of this offering to repay the outstanding balance and terminate its prior Fortress Financing Agreement consisting of repayments of $130 million term loans, a $70 million delayed draw term loan, and $9.7 outstanding on the $55 million revolving credit agreement. The Company also used the net proceeds to redeem its outstanding 8% C$45 million convertible debentures.

On May 14, 2010, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold $65 million aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% Notes and treated as a single series with the original 11% Notes. The additional notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $67.2 million, which included an original issue premium of $2.6 million, and underwriter fees of $0.4 million. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s revolving credit agreement described elsewhere herein, and for general corporate purposes, including acquisitions.

On April 19, 2011, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold an additional $55 million aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% Notes and treated as a single series with the original 11% Notes. The additional notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $59.6 million, which included an original issue premium of $6.1 million, and underwriter fees of $1.5 million. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s WF Credit Agreement and for general corporate purposes.

On December 10, 2012, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold an additional $80 million aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% Notes and treated as a single series with the original 11% Notes. The additional notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $83.2 million, which included an original issue premium of $4.8 million, and underwriter fees of $1.6 million. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s revolving credit agreement described elsewhere herein, and for general corporate purposes.

The Company may, at its option, redeem the 11% Notes in whole at any time or in part from time to time, on and after November 1, 2013 at a redemption price of 105.5% of the principal amount thereof. If redeemed during the twelve-month period beginning on November 1, 2014, the Company must pay a redemption price of 102.75% of the principal amount thereof. If redeemed during the twelve-month period beginning on November 1, 2015, the Company must pay a redemption price of 100% of the principal amount thereof. Prior to November 1, 2013, the Company may, at its option, redeem some or all of the 11% Notes at a price equal to 100% of the principal amount of the Notes plus a “make whole” premium and accrued and unpaid interest. The Company may also redeem, at its option, prior to November 1, 2012, up to 35% of the 11% Notes with the proceeds from one or more equity offerings at a redemption price of 111% of the principal amount thereof. If the Company experiences certain kinds of changes of control (as defined in the Indenture), holders of the 11% Notes may require the Company to repurchase any 11% Notes held by them at a price equal to 101% of the principal amount of the 11% Notes plus accrued and unpaid interest. The indenture governing the 11% Notes contains various covenants restricting our operations in certain respects. See “Risk Factors.”

33

Credit Agreement

On October 23, 2009, the Company and its subsidiaries entered into a $75 million five year senior secured revolving WF Credit Agreement (the “WF Credit Agreement”) with Wells Fargo Foothill, LLC, as agent, and the lenders from time to time party thereto. On November 22, 2010, the Company amended its facility to increase availability to $100 million. On April 29, 2011, the Company entered into an additional amendment to increase the availability under the WF Credit Agreement to $150 million and extended the maturity date to October 23, 2015. The WF Credit Agreement replaced the Company’s existing $185 million senior secured financing agreement with Fortress Credit Corp., as collateral agent, Wells Fargo Foothill, Inc., as administrative agent. Advances under the WF Credit Agreement will bear interest as follows: (a)(i) LIBOR Rate Loans bear interest at the LIBOR Rate and (ii) Base Rate Loans bear interest at the Base Rate, plus (b) an applicable margin. The initial applicable margin for borrowing is 2.25% in the case of Base Rate Loans and 2.50% in the case of LIBOR Rate Loans. The applicable margin may be reduced subject to the Company achieving certain trailing twelve month earning levels, as defined. In addition to paying interest on outstanding principal under the WF Credit Agreement, the Company is required to pay an unused revolver fee to lender under the WF Credit Agreement in respect of unused commitments thereunder.

On July 30, 2012, the Company entered into a further amendment to the WF Credit Agreement. This amendment provides that the Company’s Total Leverage Ratio (as defined), measured on a quarter-end basis, must be no greater than 4.0x, for the twelve-month period ending September 30, 2012 and for the twelve-month period ending on the last day of each calendar quarter thereafter.

The WF Credit Agreement is guaranteed by all of the Company’s present and future subsidiaries, other than immaterial subsidiaries as defined and is secured by all the assets of the Company. The WF Credit Agreement includes covenants that, among other things, restrict the Company’s ability and the ability of its subsidiaries to incur or guarantee additional indebtedness; pay dividends on or redeem or repurchase the capital stock of MDC; make certain types of investments; pay dividends or other amounts from the Company’s subsidiaries; incur certain liens, sell or otherwise dispose of certain assets; enter into transactions with affiliates; enter into sale and leaseback transactions; and consolidate or merge with or into, or sell substantially all of the Company’s assets to, another person. These covenants are subject to a number of important limitations and exceptions. The WF Credit Agreement also contains financial covenants, including a senior leverage ratio, total leverage ratio, a fixed charge coverage ratio and a minimum earnings level, as defined.

Debt as of December 31, 2012 was $431.7 million, an increase of $46.5 million compared with the $385.2 million outstanding at December 31, 2011, primarily as a result of proceeds from the December 2012 bond issuance of $80 million, deferred acquisition obligations, and acquisitions, offset in part by free cash flow generated during 2012. At December 31, 2012, $145.2 million is available under the WF Credit Agreement to fund working capital requirements. After giving effect to the limitations under the indenture for the 11% Notes, at December 31, 2012, approximately $80.2 million was available under the WF Credit Agreement.

The Company is currently in compliance with all of the terms and conditions of its WF Credit Agreement, and management believes, based on its current financial projections and strategic initiatives, that the Company will be in compliance with covenants over the next twelve months.

If the Company loses all or a substantial portion of its lines of credit under the WF Credit Agreement, it may be required to seek other sources of liquidity. If the Company were unable to find these sources of liquidity, for example through an equity offering or access to the capital markets, the Company’s ability to fund its working capital needs and any contingent obligations with respect to put options would be adversely affected.

34

Pursuant to the Credit Agreement, the Company must comply with certain financial covenants including, among other things, covenants for (i) senior leverage ratio (ii) total leverage ratio, (iii) fixed charges ratio, (iv) minimum earnings before interest, taxes and depreciation and amortization and (v) minimum accounts receivable level, in each case as such term is specifically defined in the WF Credit Agreement. For the period ended December 31, 2012, the Company’s calculation of certain of these covenants, and the specific requirements under the Credit Agreement, respectively, were as follows:

December 31, 2012
Senior leverage ratio	(0.4)
Maximum per covenant	2.0
Fixed charges ratio	1.91
Minimum per covenant	1.25
Total leverage ratio	3.03
Maximum per covenant	4.0
Earnings before interest, taxes, depreciation and amortization	$124.5 million
Minimum per covenant	$95.4 million

These ratios are not based on generally accepted accounting principles and are not presented as alternative measures of operating performance or liquidity. They are presented here to demonstrate compliance with the covenants in the Company’s WF Credit Agreement, as non-compliance with such covenants could have a material adverse effect on the Company.

Disclosure of Contractual Obligations and Other Commercial Commitments

The following table provides a payment schedule of present and future obligations. Management anticipates that the obligations outstanding at December 31, 2012 will be repaid with new financing, equity offerings and/or cash flow from operations (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	After 5 Years
Indebtedness	$426,385	$1,305	$80	$425,000	$—
Capital lease obligations	1,125	553	522	50	—
Operating leases	260,656	37,533	71,486	56,210	95,427
Interest on debt	187,000	46,750	93,500	46,750	—
Deferred acquisition consideration	196,446	104,325	62,165	29,956	—
Other Long-term Liabilities	19,572	4,611	6,031	4,808	4,122
Total contractual obligations (1)	$1,091,184	$195,077	$233,784	$562,774	$99,549

(1)	Pension obligations are not included since payments are not known.

The following table provides a summary of other commercial commitments (in thousands) at December 31, 2012:

	Payments Due by Period
Other Commercial Commitments	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	After 5 Years
Lines of credit	$—	$—	$—	$—	$—
Letters of credit	$4,771	4,771	—	—	—
Total Other Commercial Commitments	$4,771	$4,771	$—	$—	$—

For further detail on MDC’s long-term debt principal and interest payments, see Note 11 Bank Debt and Long-Term Debt and Convertible Notes and Note 17 Commitments, Contingents and Guarantees of the Company’s consolidated financial statements included in this Form 10-K. See also “ Deferred Acquisition and Contingent Consideration (Earnouts) ” and “ Other-Balance Sheet Commitments ” below.

35

Capital Resources

At December 31, 2012, the Company had only utilized the Credit Agreement in the form of undrawn letters of credit of $4.8 million. Cash and undrawn available bank credit facilities to support the Company’s future cash requirements at December 31, 2012 was approximately $145.2 million.

The Company expects to incur approximately $20 million of capital expenditures in 2013. Such capital expenditures are expected to include leasehold improvements, furniture and fixtures, and computer equipment at certain of the Company’s operating subsidiaries. The Company intends to maintain and expand its business using cash from operating activities, together with funds available under the Credit Agreement. Management believes that the Company’s cash flow from operations, funds available under the Credit Agreement and other initiatives will be sufficient to meet its ongoing working capital, capital expenditures and other cash needs over the next twelve months. If the Company continues to spend capital on future acquisitions, management expects that the Company may need to obtain additional financing in the form of debt and/or equity financing.

Deferred Acquisition and Contingent Consideration (Earnouts)

Acquisitions of businesses by the Company may include commitments to contingent deferred purchase consideration payable to the seller. These contingent purchase obligations are generally payable within a one to five-year period following the acquisition date, and are based on achievement of certain thresholds of future earnings and, in certain cases, also based on the rate of growth of those earnings.

Contingent purchase price obligations for acquisitions completed prior to January 1, 2009 are accrued when the contingency is resolved and payment is certain. Contingent purchase price obligations related to acquisitions completed subsequent to December 31, 2008 are recorded as liabilities at estimated value and are remeasured at each reporting period and changes in estimated value are recorded in results of operations. At December 31, 2012, there was $196.4 million of deferred consideration included in the Company’s balance sheet.

Other-Balance Sheet Commitments

Media and Production

The Company’s agencies enter into contractual commitments with media providers and agreements with production companies on behalf of our clients at levels that exceed the revenue from services. Some of our agencies purchase media for clients and act as an agent for a disclosed principal. These commitments are included in accounts payable when the media services are delivered by the media providers. MDC takes precautions against default on payment for these services and has historically had a very low incidence of default. MDC is still exposed to the risk of significant uncollectible receivables from our clients. The risk of a material loss could significantly increase in periods of severe economic downturn.

Put Rights of Subsidiaries’ Noncontrolling Shareholders

Owners of interests in certain of the Company’s subsidiaries have the right in certain circumstances to require the Company to acquire either a portion of or all of the remaining ownership interests held by them. The owners’ ability to exercise any such “put option” right is subject to the satisfaction of certain conditions, including conditions requiring notice in advance of exercise. In addition, these rights cannot be exercised prior to specified staggered exercise dates. The exercise of these rights at their earliest contractual date would result in obligations of the Company to fund the related amounts during the period 2013 to 2018. It is not determinable, at this time, if or when the owners of these rights will exercise all or a portion of these rights.

The amount payable by the Company in the event such put option rights are exercised is dependent on various valuation formulas and on future events, such as the average earnings of the relevant subsidiary through that date of exercise, the growth rate of the earnings of the relevant subsidiary during that period, and, in some cases, the currency exchange rate at the date of payment.

36

Management estimates, assuming that the subsidiaries owned by the Company at December 31, 2012, perform over the relevant future periods at their 2012 earnings levels, that these rights, if all exercised, could require the Company, in future periods, to pay an aggregate amount of approximately $15.9 million to the owners of such rights to acquire such ownership interests in the relevant subsidiaries. Of this amount, the Company is entitled, at its option, to fund approximately $1.4 million by the issuance of the Company’s Class A subordinate voting shares. In addition, the Company is obligated under similar put option rights to pay an aggregate amount of approximately $102.1 million only upon termination of such owner’s employment with the applicable subsidiary or death. The Company intends to finance the cash portion of these contingent payment obligations using available cash from operations, borrowings under the WF Credit Agreement (and refinancings thereof) and, if necessary, through incurrence of additional debt. The ultimate amount payable and the incremental operating income in the future relating to these transactions will vary because it is dependent on the future results of operations of the subject businesses and the timing of when these rights are exercised. Approximately $1.8 million of the estimated $15.9 million that the Company would be required to pay subsidiaries noncontrolling shareholders’ upon the exercise of outstanding “put” rights, relates to rights exercisable within the next twelve months. Upon the settlement of the total amount of such put options, the Company estimates that it would receive incremental operating income before depreciation and amortization of $4.0 million that would be attributable to MDC Partners Inc.

The following table summarizes the potential timing of the consideration and incremental operating income before depreciation and amortization based on assumptions as described above.

Consideration (4)	2013	2014	2015	2016	2017 & Thereafter		Total
	($ Millions)
Cash	$1.5	$1.4	$3.7	$2.6	$5.3		$14.5
Shares	0.3	0.5	0.5	0.1	0.0		1.4
	$1.8	$1.9	$4.2	$2.7	$5.3	(1)	$15.9
Operating income before depreciation and amortization to be received (2)	$1.5	$0.2	$1.7	$—	$0.6		$4.0
Cumulative operating income before depreciation and amortization (3)	$1.5	$1.7	$3.4	$3.4	4.0

(1)	This amount in addition to put options only exercisable upon termination or death of $102.1 million have been recognized in Redeemable Noncontrolling Interests on the Company balance sheet.

(2)	This financial measure is presented because it is the basis of the calculation used in the underlying agreements relating to the put rights and is based on actual 2012 operating results. This amount represents additional amounts to be attributable to MDC Partners Inc., commencing in the year the put is exercised.

(3)	Cumulative operating income before depreciation and amortization represents the cumulative amounts to be received by the company.

(4)	The timing of consideration to be paid varies by contract and does not necessarily correspond to the date of the exercise of the put.

Guarantees

In connection with certain dispositions of assets and/or businesses in 2001 and 2003, as well as the 2006 sale of SPI, the Company has provided customary representations and warranties whose terms range in duration and may not be explicitly defined. The Company has also retained certain liabilities for events occurring prior to sale, relating to tax, environmental, litigation and other matters. Generally, the Company has indemnified the purchasers in the event that a third party asserts a claim against the purchaser that relates to a liability retained by the Company. These types of indemnification guarantees typically extend for several years.

Historically, the Company has not made any significant indemnification payments under such agreements and no provision has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees. The Company continues to monitor the conditions that are subject to guarantees and indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses under any guarantees or indemnifications in the period when those losses are probable and estimable.

37

Transactions With Related Parties

CEO Services Agreement

On April 27, 2007, the Company entered into a Management Services Agreement (the “Services Agreement”) with Miles Nadal and with Nadal Management, Inc. to set forth the terms and conditions on which Mr. Nadal would continue to provide services to the Company as its Chief Executive Officer. The Services Agreement renewed on April 27, 2010, in accordance with its terms and conditions. In addition, effective April 27, 2010, the annual retainer amount under the Services Agreement was increased to $1.5 million. During 2010, 2011 and 2012 and in accordance with this Services Agreement, Mr. Nadal repaid an amount equal to $0.1 million, $0.1 million, and $0.5 million, of loans due to the Company. At December 31, 2012, outstanding loans due from Nadal Management to the Company, with no stated maturity date, amounted to C$5.5 million ($5.5 million), which have been reserved for in the Company’s accounts. For further information, see Note 16 Related Party Transactions.

Trapeze Media

In 2000, the Company purchased 1,600,000 shares in Trapeze Media Limited (“Trapeze”) for $0.2 million. At the same time, the Company’s CEO purchased 4,280,000 shares of Trapeze for $0.6 million, the Company’s former Chief Financial Officer and a Managing Director of the Company each purchased 50,000 Trapeze shares for $7,000 and a Board Member of the Company purchased 75,000 shares of Trapeze for $10,000. In 2001, the Company purchased an additional 1,250,000 shares for $0.2 million, and the Company’s CEO purchased 500,000 shares for $0.1 million. In 2002, the Company’s CEO purchased 3,691,930 shares of Trapeze for $0.5 million. All of these purchases were made at identical prices (C$0.20/unit). In 2003, the Company and the CEO exchanged their units in Trapeze for non-voting shares and entered into a voting trust agreement.

During 2010, Trapeze provided services to certain partner firms of MDC, and the total amount of such services provided was $0.1 million. In addition, in 2011 and 2010, an MDC Partner firm provided services to Trapeze in exchange for fees equal to $0.4 million and $0.3 million, respectively. Trapeze did not provide any services to MDC nor its partner firms in 2012 and 2011.

The Company’s Board of Directors, through its Audit Committee, has reviewed and approved these transactions.

Critical Accounting Policies

The following summary of accounting policies has been prepared to assist in better understanding the Company’s consolidated financial statements and the related management discussion and analysis. Readers are encouraged to consider this information together with the Company’s consolidated financial statements and the related notes to the consolidated financial statements as included herein for a more complete understanding of accounting policies discussed below.

Estimates .  The preparation of the Company’s financial statements in conformity with generally accepted accounting principles in the United States of America, or “GAAP”, requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities including goodwill, intangible assets, redeemable noncontrolling interests, and deferred acquisition consideration, valuation allowances for receivables and deferred income tax assets and stock based compensation as well as the reported amounts of revenue and expenses during the reporting period. The statements are evaluated on an ongoing basis and estimates are based on historical experience, current conditions and various other assumptions believed to be reasonable under the circumstances. Actual results can differ from those estimates, and it is possible that the differences could be material.

Revenue Recognition.   The Company’s revenue recognition policies are as required by the Revenue Recognition topics of the FASB Accounting Standards Codification. The Company earns revenue from agency arrangements in the form of retainer fees or commissions; from short-term project arrangements in the form of fixed fees or per diem fees for services; and from incentives or bonuses. A small portion of the Company’s contractual arrangements with clients includes performance incentive provisions, which allow the Company to earn additional revenues as a result of its performance relative to both quantitative and qualitative goals. The Company records revenue net of state taxes, when persuasive evidence of an arrangement exists, services are provided or upon delivery of the products when ownership and risk of loss has transferred to the customer, the selling price is fixed or determinable and collection of the resulting receivable is reasonably assured.

38

The Company recognizes the incentive portion of revenue under these arrangements when specific quantitative goals are assured, or when the Company’s clients determine performance against qualitative goals has been achieved. In all circumstances, revenue is only recognized when collection is reasonably assured. The Company records revenue net of sales and other taxes due to be collected and remitted to governmental authorities. In the majority of the Company’s businesses, the Company acts as an agent and records revenue equal to the net amount retained, when the fee or commission is earned. In certain arrangements, the Company acts as principal and contracts directly with suppliers for third party media and production costs. In these arrangements, revenue is recorded at the gross amount billed. Additional information about our revenue recognition policy appears in Note 2 to our consolidated financial statements.

Acquisitions, Goodwill and Other Intangibles.   A fair value approach is used in testing goodwill for impairment to determine if an other than temporary impairment has occurred. One approach utilized to determine fair values is a discounted cash flow methodology. When available and as appropriate, comparative market multiples are used. Numerous estimates and assumptions necessarily have to be made when completing a discounted cash flow valuation, including estimates and assumptions regarding interest rates, appropriate discount rates and capital structure. Additionally, estimates must be made regarding revenue growth, operating margins, tax rates, working capital requirements and capital expenditures. Estimates and assumptions also need to be made when determining the appropriate comparative market multiples to be used. Actual results of operations, cash flows and other factors used in a discounted cash flow valuation will likely differ from the estimates used and it is possible that differences and changes could be material. As of December 31, 2012, there were no reporting units at risk of failing step one of the Company’s annual goodwill impairment test.

The Company has historically made and expects to continue to make selective acquisitions of marketing communications businesses. In making acquisitions, the price paid is determined by various factors, including service offerings, competitive position, reputation and geographic coverage, as well as prior experience and judgment. Due to the nature of advertising, marketing and corporate communications services companies; the companies acquired frequently have significant identifiable intangible assets, which primarily consist of customer relationships. The Company has determined that certain intangibles (trademarks) have an indefinite life, as there are no legal, regulatory, contractual, or economic factors that limit the useful life.

Business Combinations.   Valuation of acquired companies are based on a number of factors, including specialized know-how, reputation, competitive position and service offerings. Our acquisition strategy has been to focus on acquiring the expertise of an assembled workforce in order to continue building upon the core capabilities of our various strategic business platforms to better serve our clients. Consistent with our acquisition strategy and past practice of acquiring a majority ownership position, most acquisitions completed in 2012, 2011 and 2010 include an initial payment at the time of closing and provide for future additional contingent purchase price payments. Contingent payments for these transactions, as well as certain acquisitions completed in prior years, are derived using the performance of the acquired entity and are based on pre-determined formulas. Contingent purchase price obligations for acquisitions completed prior to January 1, 2009 are accrued when the contingency is resolved and payment is certain. Contingent purchase price obligations related to acquisitions completed subsequent to December 31, 2008 are recorded as liabilities at estimated value and are remeasured at each reporting period. Changes in estimated value are recorded in results of operations. In addition, certain acquisitions also include put/call obligations for additional equity ownership interests. The estimated value of these interests are recorded as redeemable noncontrolling interests. As of January 1, 2009, the Company expenses acquisition related costs in accordance with the Accounting Standard’s Codification’s guidance on acquisition accounting.

For each of our acquisitions, we undertake a detailed review to identify other intangible assets and a valuation is performed for all such identified assets. We use several market participant measurements to determine estimated value. This approach includes consideration of similar and recent transactions, as well as utilizing discounted expected cash flow methodologies. Like most service businesses, a substantial portion of the intangible asset value that we acquire is the specialized know-how of the workforce, which is treated as part of goodwill and is not required to be valued separately. The majority of the value of the identifiable intangible assets that we acquire is derived from customer relationships, including the related customer contracts, as well as trade names. In executing our acquisition strategy, one of the primary drivers in identifying and executing a specific transaction is the existence of, or the ability to, expand our existing client relationships. The expected benefits of our acquisitions are typically shared across multiple agencies and regions.

39

Redeemable Noncontrolling Interest.   The minority interest shareholders of certain subsidiaries have the right to require the Company to acquire their ownership interest under certain circumstances pursuant to a contractual arrangement and the Company has similar call options under the same contractual terms. The amount of consideration under the put and call rights is not a fixed amount, but rather is dependent upon various valuation formulas and on future events, such as the average earnings of the relevant subsidiary through the date of exercise, the growth rate of the earnings of the relevant subsidiary through the date of exercise, etc.

Allowance for Doubtful Accounts.   Trade receivables are stated less allowance for doubtful accounts. The allowance represents estimated uncollectible receivables usually due to customers’ potential insolvency. The allowance includes amounts for certain customers where risk of default has been specifically identified.

Income Tax Valuation Allowance.   The Company records a valuation allowance against deferred income tax assets when management believes it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Management considers factors such as the reversal of deferred income tax liabilities, projected future taxable income, the character of the income tax asset, tax planning strategies, changes in tax laws and other factors. A change to any of these factors could impact the estimated valuation allowance and income tax expense.

Interest Expense.   Interest expense primarily consists of the cost of borrowing on the revolving WF Credit Agreement and the 11% Notes. The Company uses the effective interest method to amortize the original issue discount and original issue premium on the 11% Notes. The Company amortizes deferred financing costs using the effective interest method over the life of the 11% Notes and straight line over the life of the revolving WF Credit Agreement.

Stock-based Compensation ..  The fair value method is applied to all awards granted, modified or settled. Under the fair value method, compensation cost is measured at fair value at the date of grant and is expensed over the service period that is the award’s vesting period. When awards are exercised, share capital is credited by the sum of the consideration paid together with the related portion previously credited to additional paid-in capital when compensation costs were charged against income or acquisition consideration. Stock-based awards that are settled in cash or may be settled in cash at the option of employees are recorded as liabilities. The measurement of the liability and compensation cost for these awards is based on the fair value of the award, and is recorded into operating income over the service period, that is the vesting period of the award. Changes in the Company’s payment obligation are revalued each period and recorded as compensation cost over the service period in operating income.

The Company treats benefits paid by shareholders to employees as a stock based compensation charge with a corresponding credit to additional paid-in capital.

New Accounting Pronouncements

Information regarding new accounting guidance can be found in Note 18 to our consolidated financial statements.

40

Item 8. Financial Statements and Supplementary Data

MDC PARTNERS INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Financial Statements:
Report of Independent Registered Public Accounting Firm	42
Consolidated Statements of Operations for the Three Years Ended December 31, 2012	43
Consolidated Statements of Comprehensive Loss	44
Consolidated Balance Sheets as of December 31, 2012 and 2011	45
Consolidated Statements of Cash Flows for the Three Years Ended December 31, 2012	46
Consolidated Statements of Shareholders’ Equity for the Three Years Ended December 31, 2012	48
Notes to Consolidated Financial Statements	54
Financial Statement Schedules:
Schedule II — Valuation and Qualifying Accounts for the Three Years Ended December 31, 2012

41

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

MDC Partners Inc.

New York, New York

Toronto, Canada

We have audited the accompanying consolidated balance sheets of MDC Partners Inc. as of December 31, 2012 and 2011 and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MDC Partners Inc. at December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), MDC Partners Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 7, 2013 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

New York, New York

March 7, 2013, except for Note 1, which is as of November 8, 2013

42

MDC PARTNERS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of United States Dollars, Except Share and per Share Amounts)

	Years Ended December 31,
	2012	2011	2010
Revenue:
Services	$1,065,009	$936,992	$688,826
Operating Expenses:
Cost of services sold	734,140	667,662	472,118
Office and general expenses	300,581	217,768	151,016
Depreciation and amortization	45,819	39,675	34,158
	1,080,540	925,105	657,292
Operating Profit (loss)	(15,531)	11,887	31,534
Other Income (Expenses)
Other income (expense)	117	116	381
Foreign exchange gain (loss)	(976)	(1,677)	69
Interest expense and finance charges	(46,571)	(41,922)	(33,487)
Interest income	381	361	295
	(47,049)	(43,122)	(32,742)
Loss from continuing operations before income taxes and equity in affiliates	(62,580)	(31,235)	(1,208)
Income tax expense (recovery)	9,553	41,735	(165)
Loss from continuing operations before equity in affiliates	(72,133)	(72,970)	(1,043)
Equity in earnings of non-consolidated affiliates	633	213	866
Loss from continuing operations	(71,500)	(72,757)	(177)
Loss from discontinued operations attributable to MDC Partners Inc., net of taxes	(7,201)	(3,506)	(4,885)
Net loss	(78,701)	(76,263)	(5,062)
Net income attributable to the non-controlling interests	(6,738)	(8,411)	(10,378)
Net loss attributable to MDC Partners Inc.	$(85,439)	$(84,674)	$(15,440)
Loss Per Common Share:
Basic and diluted
Loss from continuing operations attributable to MDC Partners Inc. common shareholders	$(2.55)	$(2.79)	$(0.38)
Discontinued operations attributable to MDC Partners Inc. common shareholders	(0.23)	(0.12)	(0.17)
Net loss attributable to MDC Partners Inc. common shareholders	$(2.78)	$(2.91)	$(0.55)
Weighted Average Number of Common Shares Outstanding:
Basic and diluted	30,726,773	29,120,373	28,161,144
Non cash stock based compensation expense is included in the following line items above:
Cost of services sold	$4,762	$1,333	$4,427
Office and general expenses	27,435	22,324	12,080
Total	$32,197	$23,657	$16,507

The accompanying notes to the consolidated financial statements are an integral part of these statements.

43

MDC PARTNERS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Thousands of United States Dollars)

	Years Ended December 31,
	2012	2011	2010
Comprehensive Loss
Net loss	$(78,701)	$(76,263)	$(5,062)
Other comprehensive income (loss), net of tax:
Foreign currency cumulative translation adjustment	2,548	(504)	1,736
Benefit plan adjustment	(5,329)	—	—
Other comprehensive income (loss)	(2,781)	(504)	1,736
Comprehensive loss for the year	(81,482)	(76,767)	(3,326)
Comprehensive loss attributable to the noncontrolling interests	(6,018)	(8,393)	(10,382)
Comprehensive loss attributable to MDC Partners Inc.	$(87,500)	$(85,160)	$(13,708)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

44

MDC PARTNERS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands of United States Dollars)

	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$60,330	$8,096
Accounts receivable, less allowance for doubtful accounts of $1,581 and $851	326,087	238,592
Expenditures billable to clients	58,842	39,067
Other current assets	16,892	12,657
Total Current Assets	462,151	298,412
Fixed assets, net	52,914	47,737
Investment in affiliates	—	99
Goodwill	720,071	605,244
Other intangible assets, net	63,243	57,980
Deferred tax assets	9,332	15,380
Other assets	37,234	30,893
Total Assets	$1,344,945	$1,055,745
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$356,847	$178,282
Accrued and other liabilities	93,895	72,930
Advance billings, net	131,908	122,021
Current portion of long-term debt	1,858	1,238
Deferred acquisition consideration	104,325	51,829
Total Current Liabilities	688,833	426,300
Long-term debt	429,845	383,936
Long-term portion of deferred acquisition consideration	92,121	85,394
Other liabilities	47,985	14,900
Deferred tax liabilities	53,018	50,724
Total Liabilities	1,311,802	961,254
Redeemable Noncontrolling Interests	117,953	107,432
Commitments, Contingencies and Guarantees (Note 17)
Shareholders’ Deficit:
Preferred shares, unlimited authorized, none issued	—	—
Class A Shares, no par value, unlimited authorized, 31,074,168 and 29,277,408 shares issued and outstanding in 2012 and 2011, respectively	253,869	228,208
Class B Shares, no par value, unlimited authorized, 2,503 issued and outstanding in 2012 and 2011, respectively, convertible into one Class A share	1	1
Shares to be issued, 28,000 shares, issued and outstanding in 2012 and 2011	424	424
Additional paid-in capital	—	—
Charges in excess of capital	(72,913)	(45,102)
Accumulated deficit	(316,713)	(231,274)
Stock subscription receivable	(55)	(55)
Accumulated other comprehensive loss	(7,445)	(4,658)
MDC Partners Inc. Shareholders’ Deficit	(142,832)	(52,456)
Noncontrolling Interests	58,022	39,515
Total Deficit	(84,810)	(12,941)
Total Liabilities, Redeemable Noncontrolling Interests and Deficit	$1,344,945	$1,055,745

The accompanying notes to the consolidated financial statements are an integral part of these statements.

45

MDC PARTNERS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of United States Dollars)

	Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net Loss	$(78,701)	$(76,263)	$(5,062)
Loss from discontinued operations	(7,201)	(3,506)	(4,885)
Loss from continuing operations	(71,500)	(72,757)	(177)
Adjustments to reconcile loss from continuing operations to cash provided by operating activities:
Non-cash stock-based compensation	32,197	23,657	16,507
Depreciation	18,784	17,617	16,441
Amortization of intangibles	27,035	22,058	17,717
Amortization of deferred finance charges and debt discount	2,249	2,175	2,136
Adjustment to deferred acquisition consideration	53,305	13,550	142
Deferred income taxes	8,422	40,284	(5,373)
(Gain) loss on disposition of assets	—	75	(17)
Earnings of non consolidated affiliates	(633)	(213)	(866)
Other and non-current assets and liabilities	(7,896)	(1,961)	(480)
Foreign exchange	895	687	538
Increase/decrease in operating assets and liabilities
Accounts receivable	(31,583)	(10,938)	(30,995)
Expenditures billable to clients	(17,151)	15,315	23,701
Prepaid expenses and other current assets	(4,233)	(689)	1,019
Accounts payable, accruals and other current liabilities	66,768	(9,095)	(1,950)
Advance billings	1,667	(32,491)	2,364
Cash flows provided by continuing operating activities	78,326	7,274	40,707
Discontinued operations	(2,022)	(2,726)	(3,410)
Net cash provided by operating activities	76,304	4,548	37,297
Cash flows from investing activities:
Capital expenditures	(20,303)	(23,358)	(11,096)
Proceeds from sale of assets	51	22	96
Acquisitions, net of cash acquired	30,993	(6,790)	(97,387)
Profit distributions from affiliates	1,288	4,584	638
Other investments	(2,198)	(4,232)	(717)
Cash flows provided by (used in) continuing investing activities	9,831	(29,774)	(108,466)
Discontinued operations	(2,020)	(662)	(2,114)
Net cash provided by (used in) investing activities	7,811	(30,436)	(110,580)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

46

	Years Ended December 31,
	2012	2011	2010
Cash flows from financing activities:
Proceeds from issuance of 11% Notes	84,800	61,050	67,600
Proceeds (repayments) of revolving credit facility	(38,032)	38,032	—
Acquisition related payments	(68,725)	(34,287)	(19,673)
Bank overdraft	25,986	(5,676)	9,026
Distributions to noncontrolling interests	(7,673)	(12,264)	(7,685)
Proceeds from exercise of options	28	1,086	60
Payments of dividends	(22,030)	(16,436)	(9,727)
Repayment of long-term debt	(653)	(1,112)	(1,496)
Deferred financing costs	(2,232)	(3,053)	(2,103)
Proceeds from stock subscription receivable	—	80	206
Purchase of shares	(3,327)	(4,121)	(3,480)
Cash flows provided by (used in) continuing financing activities	(31,858)	23,299	32,728
Discontinued operations	—	—	—
Net cash provided by (used in) financing activities	(31,858)	23,299	32,728
Effect of exchange rate changes on cash and cash equivalents	(23)	(264)	(422)
Increase (decrease) in cash and cash equivalents	52,234	(2,853)	(40,977)
Cash and cash equivalents at beginning of year	8,096	10,949	51,926
Cash and cash equivalents at end of year	$60,330	$8,096	$10,949
Supplemental disclosures:
Cash income taxes paid	$1,236	$240	$1,128
Cash interest paid	$41,094	$37,497	$29,581
Non-cash transactions:
Capital leases	$431	$682	$656
Note receivable exchanged for shares of subsidiary	$888	$1,098	$840
Dividends payable	$1,041	$5,456	$387

The accompanying notes to the consolidated financial statements are an integral part of these statements.

47

MDC PARTNERS INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Thousands of United States Dollars)

	Common Stock				Share Capital to Be Issued		Additional Paid in Capital	Charges in Excess of Capital	Accumulated Deficit	Stock Subscription Receivable	Accumulated Other Comprehensive Loss	MDC Partners Inc. Shareholders' Equity (Deficit)	Noncontrolling Interests	Total Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2009	27,566,815	$218,532	2,503	$1	—	$—	$9,174	$—	$(131,160)	$(341)	$(5,880)	$90,326	$3,820	$94,146
Net loss attributable to MDC Partners	—	—	—	—	—	—	—	—	(15,440)	—	—	(15,440)	—	(15,440)
Other Comprehensive income (loss)	—	—	—	—	—	—	—	—	—	—	1,732	1,732	4	1,736
Stock Appreciation Rights Exercised	101,107	239	—	—	—	—	(239)	—	—	—	—	—	—	—
Shares acquired and cancelled	(282,954)	(3,480)	—	—	—	—	—	—	—	—	—	(3,480)	—	(3,480)
Issuance of restricted stock	1,367,271	11,401	—	—	—	—	(11,401)	—	—	—	—	—	—	—
Options Exercised	6,495	60	—	—	—	—	—	—	—	—	—	60	—	60
Stock Subscription Receipts	—	—	—	—	—	—	—	—	—	206	—	206	—	206
Stock-based compensation	—	—	—	—	—	—	14,954	—	—	—	—	14,954	—	14,954
Changes in redemption value of redeemable noncontrolling interests	—	—	—	—	—	—	(11,500)	—	—	—	—	(11,500)	—	(11,500)
Decrease in redeemable noncontrolling interests from acquisition	—	—	—	—	—	—	(7,761)	—	—	—	—	(7,761)	—	(7,761)

48

	Common Stock				Share Capital to Be Issued		Additional Paid in Capital	Charges in Excess of Capital	Accumulated Deficit	Stock Subscription Receivable	Accumulated Other Comprehensive Loss	MDC Partners Inc. Shareholders' Equity (Deficit)	Noncontrolling Interests	Total Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
(Increase) Decrease in reedemable noncontrolling interest from issuance of equity interest	—	—	—	—	—	—	158	—	—	—	—	158	—	158
Increase in noncontrolling interests from business combinations	—	—	—	—	—	—	—	—	—	—	—	—	118	118
Decrease in noncontrolling interests from business combinations	—	—	—	—	—	—	—	—	—	—	—	—	(127)	(127)
Increase in noncontrolling interests from acquisition	—	—	—	—	—	—	—	—	—	—	—	—	28,990	28,990
Dividends paid and to be paid	—	—	—	—	—	—	(10,194)	—	—	—	—	(10,194)	—	(10,194)
Transfer to charges in excess of capital	—	—	—	—	—	—	16,809	(16,809)	—	—	—	—	—	—
Balance at December 31, 2010	28,758,734	$226,752	2,503	$1	0	$—	$—	$(16,809)	$(146,600)	$(135)	$(4,148)	$59,061	$32,805	$91,866

49

MDC PARTNERS INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Thousands of United States Dollars) – (continued)

	Common Stock				Share Capital to Be Issued		Additional Paid in Capital	Charges in Excess of Capital	Accumulated Deficit	Stock Subscription Receivable	Accumulated Other Comprehensive Loss	MDC Partners Inc. Shareholders' Equity (Deficit)	Noncontrolling Interests	Total Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2010	28,758,734	$226,752	2,503	$1	0	$—	$—	$(16,809)	$(146,600)	$(135)	$(4,148)	$59,061	$32,805	$91,866
Net loss attributable to MDC Partners	—	—	—	—	—	—	—	—	(84,674)	—	—	(84,674)	—	(84,674)
Other Comprehensive income (loss)	—	—	—	—	—	—	—	—	—	—	(510)	(510)	6	(504)
Stock Appreciation Rights Exercised	130,932	211	—	—	—	—	(211)	—	—	—	—	—	—	—
Shares acquired and cancelled	(230,262)	(4,121)	—	—	—	—	—	—	—	—	—	(4,121)	—	(4,121)
Issuance of restricted stock	504,919	4,257	—	—	—	—	(4,257)	—	—	—	—	—	—	—
Options Exercised	113,085	1,109	—	—	—	—	(23)	—	—	—	—	1,086	—	1,086
Stock Subscription Receipts	—	—	—	—	—	—	—	—	—	80	—	80	—	80
Shares to be issued as deferred acquistion consideration	—	—	—	—	28,000	424	—	—	—	—	—	424	—	424
Stock-based compensation	—	—	—	—	—	—	22,709	—	—	—	—	22,709	—	22,709
Changes in redemption value of redeemable noncontrolling interests	—	—	—	—	—	—	(24,532)	—	—	—	—	(24,532)	—	(24,532)

50

	Common Stock				Share Capital to Be Issued		Additional Paid in Capital	Charges in Excess of Capital	Accumulated Deficit	Stock Subscription Receivable	Accumulated Other Comprehensive Loss	MDC Partners Inc. Shareholders' Equity (Deficit)	Noncontrolling Interests	Total Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Decrease in redeemable noncontrolling interests from acquisition	—	—	—	—	—	—	(6,328)	—	—	—	—	(6,328)	—	(6,328)
(Increase) Decrease in reedemable noncontrolling interest from issuance of equity interest	—	—	—	—	—	—	(1,147)	—	—	—	—	(1,147)	—	(1,147)
Acquisition purchase price adjustments	—	—	—	—	—	—	7,007	—	—	—	—	7,007	—	7,007
Decrease in noncontrolling interests from business combinations	—	—	—	—	—	—	—	—	—	—	—	—	(2)	(2)
Increase in noncontrolling interests from acquisition	—	—	—	—	—	—	—	—	—	—	—	—	6,706	6,706
Dividends paid and to be paid	—	—	—	—	—	—	(21,511)	—	—	—	—	(21,511)	—	(21,511)
Transfer to charges in excess of capital	—	—	—	—	—	—	28,293	(28,293)	—	—	—	—	—	—
Balance at December 31, 2011	29,277,408	$228,208	2,503	$1	28,000	$424	$—	$(45,102)	$(231,274)	$(55)	$(4,658)	$(52,456)	$39,515	$(12,941)

51

MDC PARTNERS INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Thousands of United States Dollars) – (continued)

	Common Stock				Share Capital to Be Issued		Additional Paid in Capital	Charges in Excess of Capital	Accumulated Deficit	Stock Subscription Receivable	Accumulated Other Comprehensive Loss	MDC Partners Inc. Shareholders' Equity (Deficit)	Noncontrolling Interests	Total Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2011	29,277,408	$228,208	2,503	$1	28,000	$424	$—	$(45,102)	$(231,274)	$(55)	$(4,658)	$(52,456)	$39,515	$(12,941)
Net loss attributable to MDC Partners	—	—	—	—	—	—	—	—	(85,439)	—	—	(85,439)	—	(85,439)
Other Comprehensive income (loss)	—	—	—	—	—	—	—	—	—	—	(2,787)	(2,787)	6	(2,781)
Stock Appreciation Rights Exercised	26,426	100	—	—	—	—	(100)	—	—	—	—	—	—	—
Shares acquired and cancelled	(244,253)	(3,327)	—	—	—	—	—	—	—	—	—	(3,327)	—	(3,327)
Issuance of restricted stock	2,011,434	28,860	—	—	—	—	(28,860)	—	—	—	—	—	—	—
Options Exercised	3,153	28	—	—	—	—	—	—	—	—	—	28	—	28
Stock-based compensation	—	—	—	—	—	—	28,060	—	—	—	—	28,060	—	28,060
Changes in redemption value of redeemable noncontrolling interests	—	—	—	—	—	—	(22,912)	—	—	—	—	(22,912)	—	(22,912)
Decrease in redeemable noncontrolling interests from acquisition	—	—	—	—	—	—	743	—	—	—	—	743	—	743
Decrease in noncontrolling interests from business combinations	—	—	—	—	—	—	12,410	—	—	—	—	12,410	(16,100)	(3,690)

52

	Common Stock				Share Capital to Be Issued		Additional Paid in Capital	Charges in Excess of Capital	Accumulated Deficit	Stock Subscription Receivable	Accumulated Other Comprehensive Loss	MDC Partners Inc. Shareholders' Equity (Deficit)	Noncontrolling Interests	Total Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Increase in noncontrolling interest from business combination	—	—	—	—	—	—	767	—	—	—	—	767	120	887
Increase in noncontrolling interests from acquisition	—	—	—	—	—	—	—	—	—	—	—	—	34,481	34,481
Dividends paid and to be paid	—	—	—	—	—	—	(17,919)	—	—	—	—	(17,919)	—	(17,919)
Transfer to charges in excess of capital	—	—	—	—	—	—	27,811	(27,811)	—	—	—	—	—	—
Balance at December 31, 2012	31,074,168	$253,869	2,503	$1	28,000	$424	$—	$(72,913)	$(316,713)	$(55)	$(7,445)	$(142,832)	$58,022	$(84,810)

53

MDC PARTNERS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

1. Basis of Presentation

MDC Partners Inc. (the “Company”) has prepared the consolidated financial statements included herein pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and in accordance with generally accepted accounting principles (“GAAP”) of the United States of America (“US GAAP”).

Effective December 2012, one of the Company’s subsidiaries and certain operating divisions have been deemed discontinued operations. All periods have been restated to reflect the discontinued operation. For further information see Note 10 “Discontinued Operations.”

The financial statements have been restated to reflect the 2013 discontinued operations of an operating subsidiary and an operating division. These discontinued operations had no impact on the 2010 results of operations.

Nature of Operations

MDC Partners Inc., formerly MDC Corporation Inc., is incorporated under the laws of Canada. The Company commenced using the name MDC Partners Inc. on November 1, 2003 and legally changed its name through amalgamation with a wholly-owned subsidiary on January 1, 2004. The Company’s operations are in primarily one business group — Marketing Communications. The business group operates primarily in the United States (“US”), Canada, Europe, and in the United Kingdom. See Note 15, “Segment Information”, for further description of the one business group and MDC’s reportable segments.

2. Significant Accounting Policies

The Company’s significant accounting policies are summarized as follows:

Principles of Consolidation.   The accompanying consolidated financial statements include the accounts of MDC Partners Inc. its domestic and international controlled subsidiaries that are not considered variable interest entities, and variable interest entities for which the Company is the primary beneficiary. Intercompany balances and transactions have been eliminated on consolidation.

Use of Estimates.   The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities including goodwill, intangible assets, valuation allowances for receivables and deferred tax assets and the reported amounts of revenue and expenses during the reporting period. The estimates are evaluated on an ongoing basis and are based on historical experience, current conditions and various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Fair Value.   The Company applies the fair value measurement guidance of Codification Topic 820, Fair Value Measurements and Disclosure for financial assets and liabilities that are required to be measured at fair value and for nonfinancial assets and liabilities that are not required to be measured at fair value on a recurring basis, including goodwill and other identifiable intangible assets. The measurement of fair value requires the use of techniques based on observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. The inputs create the following fair value hierarchy:

•	Level 1 — Quoted prices for identical instruments in active markets.

•	Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations where inputs are observable or where significant value drivers are observable.

•	Level 3 — Instruments where significant value drivers are unobservable to third parties.

When available, quoted market prices are used to determine the fair value of our financial instruments and classify such items in Level 1. In some cases, quoted market prices are used for similar instruments in active markets and classify such items in Level 2.

54

MDC PARTNERS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

2. Significant Accounting Policies  – (continued)

Concentration of Credit Risk.   The Company provides marketing communications services to clients who operate in most industry sectors. Credit is granted to qualified clients in the ordinary course of business. Due to the diversified nature of the Company’s client base, the Company does not believe that it is exposed to a concentration of credit risk. No client accounted for more than 10% of the Company’s consolidated accounts receivable as of December 31, 2012 and 2011. No clients accounted for 10% of revenue in each of the years ended December 31, 2012, 2011 and 2010.

Cash and Cash Equivalents.   The Company’s cash equivalents are primarily comprised of investments in overnight interest-bearing deposits, commercial paper and money market instruments and other short-term investments with original maturity dates of three months or less at the time of purchase. The Company has a concentration of credit risk in that there are cash deposits in excess of federally insured amounts. Included in cash and cash equivalents at December 31, 2012 and 2011 is $47 and $46, respectively, of cash restricted as to withdrawal pursuant to a collateral agreement and a customer’s contractual requirement.

Allowance for Doubtful Accounts.   Trade receivables are stated at invoiced amounts less allowances for doubtful accounts. The allowances represent estimated uncollectible receivables associated with potential customer defaults usually due to customers’ potential insolvency. The allowances include amounts for certain customers where a risk of default has been specifically identified. The assessment of the likelihood of customer defaults is based on various factors, including the length of time the receivables are past due, historical experience and existing economic conditions.

Expenditures Billable to Clients.   Expenditures billable to clients consist principally of outside vendors costs incurred on behalf of clients when providing advertising, marketing and corporate communications services to clients that have not been invoiced. Such amounts are invoiced to clients at various times over the course of the production process.

Fixed Assets.   Fixed assets are stated at cost, net of accumulated depreciation. Computers, furniture and fixtures are depreciated on a straight-line basis over periods of 3 to 7 years. Leasehold improvements are depreciated on a straight-line basis over the lesser of the term of the related lease or the estimated useful life of the asset. Repairs and maintenance costs are expensed as incurred.

Impairment of Long-lived Assets.   In accordance with the FASB Accounting Standards Codification topic, Accounting for the Impairment or Disposal of Long-lived Assets, a long-lived asset or asset group is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, the Company compares the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of the long-lived asset or asset group. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows where observable fair values are not readily determinable. The discount rate applied to these cash flows is based on the Company’s weighted average cost of capital, risk adjusted where appropriate.

Equity Method Investments.   The equity method is used to account for investments in entities in which the Company has an ownership interest of less than 50% and has significant influence, or joint control by contractual arrangement with all parties having an equity interest, over the operating and financial policies of the affiliate or has an ownership interest of greater than 50% however the substantive participating rights of the noncontrolling interest shareholders preclude the Company from exercising unilateral control over the operating and financial policies of the affiliate. The Company’s investments accounted for using the equity method includes Adrenalina, 49.9% owned by the Company, and a 50% undivided interest in a real estate joint venture. In 2010, the Company recorded a distribution of $3,519 from this real estate joint venture, of which $2,601 was in excess of the Company’s carrying amount and has been recorded as a gain in equity in earnings of non-consolidated affiliates. The Company’s management periodically evaluates these investments to determine if there has been a decline in value that is other than temporary. As of December 31, 2011 and 2010, the Company has written off the amount of its investment in Adrenalina of $39 and $1,636 representing advances previously made.

55

MDC PARTNERS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

2. Significant Accounting Policies  – (continued)

Cost Method Investments.   The Company’s cost-based investments are primarily comprised of various interests in limited partnerships and companies where the Company does not exercise significant influence over the operating and financial policies of the investee. The total net cost basis of these investments, which is included in Other Assets on the balance sheet, as of December 31, 2012 and 2011 was $10,733 and $8,785, respectively. These investments are periodically evaluated to determine if there have been any other than temporary declines below book value. A variety of factors are considered when determining if a decline in fair value below book value is other than temporary, including, among others, the financial condition and prospects of the investee, as well as the Company’s investment intent.

Goodwill and Indefinite Lived Intangible.   In accordance with the FASB Accounting Standards Codification topic, Goodwill and Other Intangible Assets, goodwill and indefinite life intangible assets (trademarks) acquired as a result of a business combination which are not subject to amortization are tested for impairment annually, and more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. For goodwill, this determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Fair value is determined based on earnings multiples of each subsidiary. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with the FASB Accounting Standards Codification topic, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

The fair value of a reporting unit was estimated using a combination of the income approach, which incorporates the use of the discounted cash flow method.

The Company has determined that each partner firm that has reported goodwill will be tested separately as each partner firm qualifies as a reporting unit under the Accounting Standards Codification guidance.

Impairment losses, where applicable, will be charged to operating profit. The Company identifies certain intangible assets (trademarks) as indefinite life if there are no legal, regulatory, contractual or economic factors that limit the useful life. If the carrying amount of an indefinite life intangible exceeds its fair value, an impairment loss is recognized for the excess. As of December 31, 2012 and 2011, there was no impairment of goodwill and no reporting units were at risk of failing step one of annual test.

Definite Lived Intangible Assets.   In accordance with the FASB Accounting Standards Codification, acquired intangibles, are subject to amortization over their useful lives. The method of amortization selected reflects the pattern in which the economic benefits of the specific intangible asset is consumed or otherwise used up. If that pattern cannot be reliably determined, a straight-line amortization method is used over the estimated useful life. Intangible assets that are subject to amortization are reviewed for potential impairment at least annually or whenever events or circumstances indicate that carrying amounts may not be recoverable. See also Note 8.

Deferred Taxes.   The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company’s assets and liabilities. Deferred tax benefits result principally from certain tax carryover benefits and from recording certain expenses in the financial statements that are not currently deductible for tax purposes and from differences between the tax and book basis of assets and liabilities recorded in connection with acquisitions. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax liabilities result principally from deductions recorded for tax purposes in excess of that recorded in the financial statements or income for financial statement purposes in excess of the amount for tax purposes. The effect of changes in tax rates is recognized in the period the rate change is enacted.

56

MDC PARTNERS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

2. Significant Accounting Policies  – (continued)

Business Combinations.   Valuation of acquired companies are based on a number of factors, including specialized know-how, reputation, competitive position and service offerings. The Company’s acquisition strategy has been focused on acquiring the expertise of an assembled workforce in order to continue to build upon the core capabilities of its various strategic business platforms to better serve the Company’s clients. Consistent with the acquisition strategy and past practice of acquiring a majority ownership position, most acquisitions completed in 2011 and 2012 included an initial payment at the time of closing and provide for future additional contingent purchase price payments. Contingent payments for these transactions, as well as certain acquisitions completed in prior years, are derived using the performance of the acquired entity and are based on pre-determined formulas. Contingent purchase price obligations for acquisitions completed prior to January 1, 2009 are accrued when the contingency is resolved and payment is certain. Contingent purchase price obligations related to acquisitions completed subsequent to December 31, 2008 are recorded as liabilities at estimated value and are remeasured at each reporting period and changes in estimated value are recorded in results of operations. For the years ended December 31, 2012 and 2011, $53,027 and $12,849, respectively, related to changes in estimated value have been recorded as operating expenses. For the year ended December 31, 2010, $778 related to changes in estimated value have been charged to operating income. In addition, certain acquisitions also include put/call obligations for additional equity ownership interests. The estimated value of these interests are recorded as Redeemable Noncontrolling Interests. As of January 1, 2009, the Company expenses acquisition related costs in accordance with the Accounting Standard’s Codification’s guidance on acquisition accounting. For the year ended December 31, 2012, 2011 and 2010 $3,364, $3,819 and $4,025, respectively, of acquisition related costs were charged to operations.

For each of the Company’s acquisitions, we undertake a detailed review to identify other intangible assets and a valuation is performed for all such identified assets. We use several market participant measurements to determine estimated value. This approach includes consideration of similar and recent transactions, as well as utilizing discounted expected cash flow methodologies. Like most service businesses, a substantial portion of the intangible asset value that we acquire is the specialized know-how of the workforce, which is treated as part of goodwill and is not required to be valued separately. The majority of the value of the identifiable intangible assets acquired is derived from customer relationships, including the related customer contracts, as well as trade names. In executing the Company’s acquisition strategy, one of the primary drivers in identifying and executing a specific transaction is the existence of, or the ability to, expand existing client relationships. The expected benefits of the Company’s acquisitions are typically shared across multiple agencies and regions.

Redeemable Noncontrolling Interest.   The minority interest shareholders of certain subsidiaries have the right to require the Company to acquire their ownership interest under certain circumstances pursuant to a contractual arrangement and the Company has similar call options under the same contractual terms. The amount of consideration under the put and call rights is not a fixed amount, but rather is dependent upon various valuation formulas and on future events, such as the average earnings of the relevant subsidiary through the date of exercise, the growth rate of the earnings of the relevant subsidiary through the date of exercise, etc. as described in Note 17.

The Company has recorded its put options as mezzanine equity at their current estimated redemption amounts. The Company accrues changes in the redemption amounts over the period from the date of issuance to the earliest redemption date of the put options. The Company accounts for the put options with a charge to noncontrolling interests to reflect the excess, if any, of the estimated exercise price over the estimated fair value of the noncontrolling interest shares at the date of the option being exercised. For the three years ended December 31, 2012, 2011 and 2010, there has been no charges to noncontrolling interests. Changes in the estimated redemption amounts of the put options are adjusted at each reporting period with a corresponding adjustment to equity. These adjustments will not impact the calculation of earnings (loss) per share.

57

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

2. Significant Accounting Policies  – (continued)

The following table presents changes in Redeemable Noncontrolling Interests.

	Years Ended December 31,
	2012	2011	2010
Beginning Balance as of January 1,	$107,432	$77,560	$33,728
Redemptions	(16,712)	(9,068)	(7,987)
Granted	4,189	15,318	39,142
Changes in redemption value	22,912	24,532	11,500
Currency translation adjustments	132	(910)	1,177
Ending Balance as of December 31,	$117,953	$107,432	$77,560

Variable Interest Entity.   Effective March 28, 2012, MDC invested in Doner Partners LLC (“Doner”) (see Note 4), and has determined that this entity is a variable interest entity (“VIE”) and is consolidated for the year ended December 31, 2012. The Company acquired a 30% voting interest and convertible preferred interests that allow the Company to increase ordinary voting ownership to 70% at MDC’s option. Doner is a full service integrated creative agency that is included as part of our portfolio in the Strategic Marketing Services Segment. The Company’s WF Credit Agreement (see Note 11) is guaranteed and secured by all of Doner’s assets.

The Company has determined that it is the primary beneficiary because MDC receives a disproportionate share of profits and losses as compared to the Company’s ownership percentage. Total assets and total liabilities of Doner included in the Company’s consolidated balance sheet at December 31, 2012 were $220,528 and $198,419 respectively.

Guarantees.   Guarantees issued or modified by the Company to third parties after January 1, 2003 are generally recognized, at the inception or modification of a guarantee, as a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The initial measurement of that liability is the fair value of the guarantee. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee. The Company’s liability associated with guarantees is not significant. (See Note 17.)

Revenue Recognition.   The Company’s revenue recognition policies are as required by the Revenue Recognition topics of the FASB Accounting Standards Codification, and accordingly, revenue is generally recognized as services are provided or upon delivery of the products when ownership and risk of loss has transferred to the customer, the selling price is fixed or determinable and collection of the resulting receivable is reasonably assured. The Company follows the Revenue Arrangements with Multiple Deliverables topic of the FASB Accounting Standards Codification issued. This topic addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities and how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. The Company also follows the topic of the FASB Accounting Standards Codification. Reporting Revenue Gross as a Principal versus Net as an Agent. This Issue summarized the EITF’s views on when revenue should be recorded at the gross amount billed because it has earned revenue from the sale of goods or services, or the net amount retained because it has earned a fee or commission. The Company also follows Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred, for reimbursements received for out-of-pocket expenses. This issue summarized the EITF’s views that reimbursements received for out-of-pocket expenses incurred should be characterized in the income statement as revenue. Accordingly, the Company has included in revenue such reimbursed expenses.

58

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

2. Significant Accounting Policies  – (continued)

The Company earns revenue from agency arrangements in the form of retainer fees or commissions; from short-term project arrangements in the form of fixed fees or per diem fees for services; and from incentives or bonuses.

Non refundable retainer fees are generally recognized on a straight line basis over the term of the specific customer arrangement. Commission revenue is earned and recognized upon the placement of advertisements in various media when the Company has no further performance obligations. Fixed fees for services are recognized upon completion of the earnings process and acceptance by the client. Per diem fees are recognized upon the performance of the Company’s services. In addition, for a limited number of certain service transactions, which require delivery of a number of service acts, the Company uses the Proportional Performance model, which generally results in revenue being recognized based on the straight-line method.

Fees billed to clients in excess of fees recognized as revenue are classified as Advanced Billings.

A small portion of the Company’s contractual arrangements with customers includes performance incentive provisions, which allows the Company to earn additional revenues as a result of its performance relative to both quantitative and qualitative goals. The Company recognizes the incentive portion of revenue under these arrangements when specific quantitative goals are assured, or when the company’s clients determine performance against qualitative goals has been achieved. In all circumstances, revenue is only recognized when collection is reasonably assured. The Company records revenue net of sales and other taxes due to be collected and remitted to governmental authorities.

Cost of Services Sold.   Costs of services sold do not include depreciation charges for fixed assets.

Interest Expense.   Interest expense primarily consists of the cost of borrowing on the revolving WF Credit Agreement and the 11% Notes. The Company uses the effective interest method to amortize the original issue discount on the 11% Notes. At December 31, 2012, there was amortization income of $46, including premium amortization income of $1,366. At December 31, 2011 and 2010, $232 and $848 was amortized, respectively, net of amortized premium of $943 and $197, respectively. The Company amortizes deferred financing costs using the effective interest method over the life of the 11% notes and straightline over the life of the revolving WF Credit Agreement. The total net deferred financing costs, included in Other Assets on the balance sheet, as of December 31, 2012 and 2011 was $11,653, and $11,715, net of accumulated amortization of $5,821 and $3,526, respectively. During 2012, the Company recorded $2,232 of deferred financing costs primarily relating to the 2012 additional debt issuance.

Stock-Based Compensation.   Under the fair value method, compensation cost is measured at fair value at the date of grant and is expensed over the service period, that is the award’s vesting period. When awards are exercised, share capital is credited by the sum of the consideration paid together with the related portion previously credited to additional paid-in capital when compensation costs were charged against income or acquisition consideration.

The Company uses its historical volatility derived over the expected term of the award, to determine the volatility factor used in determining the fair value of the award. The Company uses the “simplified” method to determine the term of the award due to the fact that historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term.

Stock-based awards that are settled in cash or may be settled in cash at the option of employees are recorded as liabilities. The measurement of the liability and compensation cost for these awards is based on the fair value of the award, and is recorded into operating income (expense) over the service period, that is the vesting period of the award. Changes in the Company’s payment obligation prior to the settlement date are recorded as compensation cost in operating income in the period of the change. The final payment amount for such awards is established on the date of the exercise of the award by the employee.

59

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

2. Significant Accounting Policies  – (continued)

Stock-based awards that are settled in cash or equity at the option of the Company are recorded at fair value on the date of grant and recorded as additional paid-in capital. The fair value measurement of the compensation cost for these awards is based on using the Black-Scholes option pricing-model and is recorded in operating income over the service period, that is the vesting period of the award.

For the years ended December 31, 2012, 2011 and 2010, the Company did not issue any stock options or similar awards.

During the year ended December 31, 2011, the Company issued Equity Value Appreciation Awards to its employees. These awards may result in the issuance of up to 1,413,000 restricted stock units and restricted stock shares, but only upon the achievement of extraordinary stock performance targets. The Company measured the fair value of these awards using a lattice based model (Monte Carlo) on the date of grant. The Company used the following assumptions in calculating the fair value under the lattice model; risk free rate 1.2%, volatility 31.7%, time to maturity 2.93 years, the weighted average fair value of the awards granted was $9.37.

It is the Company’s policy for issuing shares upon the exercise of an equity incentive award to verify the amount of shares to be issued, as well as the amount of proceeds to be collected (if any) and delivery of new shares to the exercising party.

The Company has adopted the straight-line attribution method for determining the compensation cost to be recorded during each accounting period. However, awards based on performance conditions are recorded as compensation expense when the performance conditions are expected to be met. The fair value at the grant date for performance based awards granted in 2012, 2011 and 2010 was $9,838, $20,188 and $6,649, respectively.

The Company treats benefits paid by shareholders to employees as a stock based compensation charge with a corresponding credit to additional paid-in capital.

Pension Costs.   Several of the Company’s US and Canadian subsidiaries offer employees access to certain defined contribution pension programs. Under the defined contribution plans, these subsidiaries, in some cases, make annual contributions to participants’ accounts which are subject to vesting. The Company’s contribution expense pursuant to these plans was $4,090, $2,356 and $1,655 for the years ended December 31, 2012, 2011 and 2010, respectively. The Company also has a defined benefit plan. See Note 19.

Loss per Common Share.   Basic earnings per share is based upon the weighted average number of common shares outstanding during each period, including the “Share capital to be issued” as reflected in the Shareholders’ Equity on the balance sheet. Diluted earnings per share is based on the above, plus, if dilutive, common share equivalents, which include outstanding options, warrants, stock appreciation rights, restricted stock units and convertible notes.

Subsidiary and Affiliate Stock Transactions.   In accordance with Accounting Standards Codification Topic on Business combinations, effective January 1, 2009, transactions involving purchases, sales or issuances of stock of a subsidiary where control is maintained are recorded as an increase or decrease in additional paid-in capital. In transactions involving subsidiary stock where control is lost, gains and losses are recorded in results of operations. Gains and losses from transactions involving stock of an affiliate are recorded in results of operations until control is achieved.

60

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

2. Significant Accounting Policies  – (continued)

Foreign Currency Translation.   The Company’s financial statements were prepared in accordance with the requirements of the Foreign Currency Translation topic of the FASB Accounting Standards Codification. The functional currency of the Company is the Canadian dollar and it has decided to use US dollars as its reporting currency for consolidated reporting purposes. All of the Company’s subsidiaries use their local currency as their functional currency. Accordingly, the currency impacts of the translation of the balance sheets of the Company’s non-US dollar based subsidiaries to US dollar statements are included as cumulative translation adjustments in accumulated other comprehensive income. Translation of intercompany debt, which is not intended to be repaid, is included in cumulative translation adjustments. Cumulative translation adjustments are not included in net earnings unless they are actually realized through a sale or upon complete or substantially complete liquidation of the Company’s net investment in the foreign operation. Translation of current intercompany balances are included in net earnings. The balance sheets of non-US dollar based subsidiaries are translated at the period end rate. The income statements of non-US dollar based subsidiaries are translated at average exchange rates for the period.

Gains and losses arising from the Company’s foreign currency transactions are reflected in net earnings. Unrealized gains or losses arising on the translation of certain intercompany foreign currency transactions that are of a long-term nature (that is settlement is not planned or anticipated in the future) are included as cumulative translation adjustments in accumulated other comprehensive income.

Derivative Financial Instruments.   The Company follows Accounting for Derivative Instruments and Hedging Activities. Topic of the FASB Accounting Standards Codification establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts and debt instruments) be recorded in the balance sheet as either an asset or liability measured at its fair value. The accounting for the change in fair value of the derivative depends on whether the instrument qualifies for and has been designated as a hedging relationship and on the type of hedging relationship. There are three types of hedging relationships: a cash flow hedge, a fair value hedge and a hedge of foreign currency exposure of a net investment in a foreign operation. The designation is based upon the exposure being hedged. Derivatives that are not hedges, or become ineffective hedges, must be adjusted to fair value through earnings.

61

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

3. Loss per Common Share

The following table sets forth the computation of basic and diluted loss per common share from continuing operations for the years ended December 31:

	2012	2011	2010
Numerator
Numerator for diluted loss per common share – loss from continuing operations	$(71,500)	$(72,757)	$(177)
Net income attributable to the noncontrolling interests	(6,738)	(8,411)	(10,378)
Loss attributable to MDC Partners Inc. common shareholders from continuing operations	(78,238)	(81,168)	(10,555)
Effect of dilutive securities	—	—	—
Numerator for diluted income per common share – loss attributable to MDC Partners Inc. common shareholders from continuing operations	$(78,238)	$(81,168)	$(10,555)
Denominator
Denominator for basic loss per common share – weighted average common shares	30,726,773	29,120,373	28,161,144
Effect of dilutive securities:
Dilutive potential common shares	—	—	—
Denominator for diluted loss per common share – adjusted weighted shares and assumed conversions	30,726,773	29,120,373	28,161,144
Basic loss per common share from continuing operations	$(2.55)	$(2.79)	$(0.38)
Diluted loss per common share from continuing operations	$(2.55)	$(2.79)	$(0.38)

At December 31, 2012, 2011 and 2010, warrants, options and other rights to purchase, 4,077,242, 5,211,668 and 4,665,293 shares of common stock, respectively, were not included in the computation of diluted loss per common share because doing so would have had an antidilutive effect.

4. Acquisitions

Pro forma financial information has not been presented for the 2012 acquisitions noted below since they did not have a material effect on the Company’s operating results. Included in the Company’s consolidated statement of operations for the year ended December 31, 2012 was revenue of $91,734, and net loss of $3,114, related to 2012 acquisitions. The Company assumed cash of $57,500, accounts receivable of $60,568, and accounts payable and accrued liabilities of $111,358 as of the acquisition dates.

2012 Acquisitions

During 2012, the Company completed a number of transactions. Effective March 28, 2012, MDC invested in Doner Partners LLC (“Doner”). The Company acquired a 30% voting interest and a convertible preferred interest that allows the Company to increase ordinary voting ownership to 70% at MDC’s option, at no additional cost to the Company. Doner is a full service integrated creative agency. In addition, the Company acquired a 70% interest in TargetCast LLC (“TargetCast”). TargetCast is a full service media agency that expands our media strategy and activation offerings. The Company acquired a 51% interest in Dotbox LLC (“Dotbox”), and subsequently acquired the remaining 49% of the equity interests in Dotbox. The Dotbox acquisition forms the foundation for a potential e-commerce solution within the network. Doner and Dotbox were included in the Company’s Strategic Marketing Services segment, while TargetCast was included in the Company’s Performance Marketing Group segment. During the year, the Company also entered into various immaterial transactions with certain majority owned entities.

62

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

4. Acquisitions  – (continued)

The aggregate purchase price for these transactions has an estimated present value at acquisition date of $99,299 and consisted of total closing cash payments of $23,471, and additional contingent deferred acquisition consideration that are based on the financial results of the underlying businesses from 2012 to 2018 with final payments due in 2018 with an estimated present value at acquisition date of $67,812. During 2012, the Company paid $8,016 relating to a working capital payment. An allocation of excess purchase price consideration of these acquisitions to the fair value of the net assets acquired resulted in identifiable intangibles of $31,968 consisting primarily of customer lists and covenants not to compete, and goodwill of $113,404 representing the value of assembled workforce. The identified assets will be amortized over a five to ten year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. In addition, the Company has recorded $18,501 as the present value of noncontrolling interest. The intangibles and goodwill of $145,372 are tax deductible. In connection with the step transactions, the Company also recorded an entry of $197 to reduce short term noncontrolling interest included in accrued and other liabilities, decrease redeemable noncontrolling interest by $12,523 and an offset to additional paid-in-capital of $13,920.

The actual adjustments that the Company will ultimately make in finalizing the allocation of purchase price to fair value of the net assets acquired will depend on a number of factors.

2011 Acquisitions

Pro forma financial information has not been presented for the 2011 acquisitions noted below since they did not have a material effect on the Company’s operating results. Included in the Company’s consolidated statement of operations for the year ended December 31, 2011 was revenue of $68,869 and a net loss of $7,219 related to the 2011 acquisitions. The Company assumed accounts receivable of $35,200 and accounts payable of $65,718 as of the acquisition dates.

During 2011, the Company completed a number of acquisitions. The Company, through a wholly-owned subsidiary, acquired substantially all of the assets of RJ Palmer LLC and a 75% interest in Trade X Partners LLC (“Trade X”). These acquisitions expand the Company’s portfolio with another full service media buying agency as well as provide corporate bartering services to clients and are included in the Performance Marketing Services segment. The Company also entered into a transaction through its subsidiary Kwittken PR LLC (“Kwittken”) which acquired 100% of Epoch PR Limited. Epoch is a communications and PR agency and expands Kwittken’s capabilities to London and is included in the Strategic Marketing Services segment. The Company also acquired a 51% interest in AIC Publishing Services LP (“AIC”). The Company, through a wholly-owned subsidiary, purchased a 70% interest in Concentric Partners, LLC (“Concentric”) and a 65% interest in Laird + Partners, New York LLC (“Laird”). The Concentric acquisition is expected to serve as the foundation of the Company’s healthcare platform. The Laird acquisition increases the Company’s positioning in the luxury goods and retail marketplace. Concentric and Laird are now included in the Company’s Strategic Marketing Services segment. The Company, through a wholly-owned subsidiary, purchased 60% of the total outstanding membership interests in Anomaly Partners, LLC (“Anomaly”). This acquisition expands the Company’s portfolio with another creatively driven agency brand with an international presence. Anomaly is now included in the Company’s Strategic Marketing Services segment. The company also completed a number of immaterial transactions with certain majority owned entities.

63

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

4. Acquisitions  – (continued)

The aggregate purchase price for these transactions has an estimated present value at acquisition date of $107,575 and consisted of total closing cash payments of $44,953, and additional contingent deferred acquisition consideration, that are based on actual financial results of the underlying businesses from 2011 to 2016 with final payments due in 2017 with an estimated present value at acquisition date of $62,622. During 2011, the Company paid $2,426 of working capital payments. An allocation of the excess purchase consideration of these acquisitions to the fair value of the net assets acquired resulted in identifiable intangibles of $13,639 consisting primarily of customer lists and covenants not to compete, and goodwill of $85,463 representing the value of assembled workforce. The identified intangible assets will be amortized from a five to eight year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. The intangibles and goodwill of $96,829 are tax deductible. In addition, the Company has recorded $14,172, the present value of redeemable noncontrolling interest in relation to Anomaly, Laird, and Trade X. Also, the Company has recorded $6,706, the present value of noncontrolling interest in relation to AIC and Concentric. The founder of Trade X and remaining principals at Anomaly and Laird have the put option rights only upon termination without cause, disability, or death. In relation to the step up transactions, the Company also recorded an entry to reduce redeemable noncontrolling interest by $7,922 and additional paid-in-capital of $7,475.

2010 Acquisitions

Effective November 30, 2010, the Company, through a wholly-owned subsidiary, purchased 80% of the total outstanding equity interests in each of Kenna Communications LP, an Ontario limited partnership (“Kenna”), and Capital C Partners LP, an Ontario limited partnership (“Capital C”). Capital C is a full-service marketing agency providing services such as business strategy and consumer insights, shopper monitoring, and product innovation. Kenna delivers sales and marketing solutions to make organizations more efficient, more productive and more effective. The aggregate purchase price was equal to $26,300 and additional deferred acquisition consideration, with an original estimated present value at the acquisition date of $12,360, that is based upon actual results from 2010 to 2015 with final payments due in 2016. In addition, performance payments of up to $5,000 may be paid in the future based on these results and will result in stock based compensation charges over that period. The Company recorded $19,905 as the present value of redeemable noncontrolling interest in relation to the Kenna and Capital C put option rights triggered upon such owner’s termination without cause, disability or death. Beginning in 2016, the Company has a call for the remaining 20% of each of Kenna and Capital C. If the Company does not exercise this call, the operating results of Kenna and Capital C will be allocated to the Company on a basis less than the Company’s ownership basis as defined. An initial estimated allocation of the excess purchase consideration of this acquisition to the fair value of the net assets acquired resulted in identifiable intangibles of $10,254 (consisting of primarily customer lists and a covenant not to compete) and goodwill of $47,297 representing the value of assembled workforce. The identified intangible assets will be amortized from a five to eight year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. The intangibles and goodwill are not tax deductible. Accordingly, the Company recorded a deferred tax liability of $3,188 representing the future benefits relating to the amortization of the identified intangibles.

Effective May 6, 2010, the Company, through a wholly-owned subsidiary, purchased 75% of the total outstanding membership interests in Integrated Media Solutions Partners, LLC (“IMS”), which expands the Company’s direct response marketing capabilities. At closing, the Company paid cash of $20,000 plus additional contingent deferred acquisition consideration, based on actual results from 2010 to 2015 with final payments due in 2016, with an original estimated present value of $19,658 at the date of acquisition which includes fixed payments of $2,216. An initial estimated allocation of the excess purchase consideration of this acquisition to the fair value of the net assets acquired resulted in identifiable intangibles of $9,081 (consisting of primarily customer lists and a covenant not to compete) and goodwill of $44,678 representing the value of the assembled workforce. The fair value of the noncontrolling interest not acquired at the acquisition date was $13,219 based in the Company’s evaluation of the Company being acquired and the purchase price paid by the Company. The identified intangibles will be amortized ranging from a five to seven-year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. The intangibles and goodwill of $53,759 are tax deductible.

64

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

4. Acquisitions  – (continued)

Effective March 1, 2010, the Company, through a wholly-owned subsidiary, purchased 60% of the total outstanding membership interests in The Arsenal LLC (formerly known as Team Holdings LLC) (“Team”), which expands the Company’s experiential marketing capabilities. At closing, the Company paid cash of $11,000 plus additional contingent deferred acquisition consideration, based on actual results from 2010 to 2012 with final payments in 2013, with an original estimated present value of $12,656, and the Company paid a working capital true-up estimated at an additional $569. An initial estimated allocation of the excess purchase consideration of this acquisition to the fair value of the net assets acquired resulted in identifiable intangibles of $5,220 (consisting of primarily customer lists and a covenant not to compete) and goodwill of $32,893 representing the value of the assembled workforce. The fair value of the noncontrolling interest not acquired at the acquisition date was $15,771 based in the Company’s evaluation of the Company being acquired and the purchase price paid by the Company. The identified intangibles will be amortized up to a seven-year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. During the second quarter of 2010, the Company amended the purchase agreement to include additional deferred acquisition consideration, with a current present value of $3,071, with final payments due in 2012. The additional deferred acquisition consideration resulted in additional intangibles of $3,071. The intangibles and goodwill of $41,184 are tax deductible.

During 2010, the Company completed a number of other acquisitions. The Company, through a wholly-owned subsidiary, acquired a 51% interest in 72andSunny Partners LLC (“72andSunny”), a 60% equity interest in Relevent Partners LLC (“Relevent”), a 60% equity interest in Kwittken PR, LLC (“Kwittken”), a 51% equity interest in Allison & Partners LLC (“Allison”), a 75% equity interest in Sloane & Company LLC (“Sloane”), a 76% equity interest in Communifx Partners LLC (“Communifx”), and certain assets and liabilities of Think 360 Inc (“Think 360”), Plaid Inc. (“Plaid”), and CSC-ADPLUS, LLC (d.b.a. Infolure) (“Infolure”). 72andSunny is a full service agency that conceives and executes fully integrated campaigns across all media for top global brands. Relevent is a full service marketing, special events, production and promotions company that builds brands with consumers through experiential lifestyle, entertainment, and relationship marketing programs. Kwittken and Allison are full service public relations and marketing agency. Sloane is a communication firm focused on corporate positioning and communications, financial public relations and investor relations, and crisis and transaction communications. Communifx builds and manages customer database solutions to enable the planning, execution, and measurement of multi-channel marketing and advertising programs. Think 360 is an integrated marketing agency. Plaid is a marketing services business with a concentration in the digital communication and social media arena. Infolure is a direct marketing firm. The Company also completed a number of immaterial transactions with certain majority owned entities.

The aggregate purchase price for these transactions has an estimated present value at acquisition date of $109,818 and consisted of total cash payments of $53,983, and additional contingent deferred acquisition consideration, that are based on actual financial results of the underlying businesses from 2010 to 2015 with final payments due in 2016 with an estimated present value at acquisition date of $54,574. An allocation of the excess purchase consideration of these acquisitions to the fair value of the net assets acquired resulted in identifiable intangibles of $21,947 consisting primarily of customer lists and covenants not to compete, and goodwill of $94,331 representing the value of assembled workforce. The identified intangible assets will be amortized from a five to eight year period in a manner represented by the pattern in which the economic benefits of the customer contracts/relationships are realized. The intangibles and goodwill of $116,278 are tax deductible. In addition, the Company has recorded $26,346, the present value of redeemable noncontrolling interest in relation to Sunny, Relevent, Kwittken, Allison, Communifx,, and Sloane. The remaining principals at Sunny, Relevent, Kwittken, and Allison have the put option rights only upon termination without cause, disability, or death. In relation to the step up transactions, the Company also recorded an entry to reduce redeemable noncontrolling interest by $6,664 and additional paid-in-capital of $7,605.

65

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

4. Acquisitions  – (continued)

Noncontrolling Interests

Changes in the Company’s ownership interests in our less than 100% owned subsidiaries during the three years ended December 31, 2012 were as follows:

Net Loss Attributable to MDC Partners Inc. and
Transfers (to) from the Noncontrolling Interest

	Year Ended December 31,
	2012	2011	2010
Net Loss attributable to MDC Partners Inc.	$(85,439)	$(84,674)	$(15,440)
Transfers (to) from the noncontrolling interest
Increase (Decrease) in MDC Partners Inc. paid-in capital for purchase of equity interests in excess of Redeemable Noncontrolling Interests	743	(6,328)	(7,761)
Increase in MDC Partners Inc. paid-in capital for purchase of equity interests in excess of noncontrolling interests.	12,410	—	—
Increase (Decrease) in MDC Partners Inc. paid in capital from issuance of equity interests	767	(1,147)	158
Net transfers from (to) noncontrolling interest	$13,920	$(7,475)	$(7,603)
Change from net loss attributable to MDC Partners Inc. and transfers from (to) noncontrolling interest	$(71,519)	$(92,149)	$(23,043)

5. Fixed Assets

The following is a summary of the fixed assets as of December 31:

	2012			2011
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Computers, furniture and fixtures	$111,356	$(83,537)	$27,819	$100,373	$(73,521)	$26,852
Leasehold improvements	57,350	(32,255)	25,095	49,292	(28,407)	20,885
	$168,706	$(115,792)	$52,914	$149,665	$(101,928)	$47,737

Included in fixed assets are assets under capital lease obligations with a cost of $3,941, (2011 – $4,243) and accumulated depreciation of $2,721 (2011 – $2,816). Depreciation expense for the years ended December 31, 2012, 2011 and 2010 was $18,784, $17,617 and $16,441, respectively.

66

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

6. Accrued and Other Liabilities

At December 31, 2012 and 2011, accrued and other liabilities included amounts due to noncontrolling interest holders, for their share of profits, which will be distributed within the next twelve months of $3,624 and $4,049, respectively.

Changes in noncontrolling interest amounts included in accrued and other liabilities for the three years ended December 31, 2012 were as follows:

Noncontrolling Interests
Balance, December 31, 2009	$4,058
Income attributable to noncontrolling interests	10,378
Distributions made	(7,685)
Other (1)	1,826
Balance, December 31, 2010	$8,577
Income attributable to noncontrolling interests	8,387
Distributions made	(12,264)
Other (2)	(651)
Balance, December 31, 2011	$4,049
Income attributable to noncontrolling interests	6,012
Distributions made	(7,673)
Other (2)	1,236
Balance, December 31, 2012	$3,624

(1)	Other consists primarily of an adjustment to record distributions to be made as a result of an acquired company and cumulative translation adjustments.

(2)	Other consists primarily of step up transactions, discontinued operations and cumulative translation adjustments.

7. Financial Instruments

Financial assets, which include cash and cash equivalents and accounts receivable, have carrying values which approximate fair value due to the short-term nature of these assets. Financial liabilities with carrying values approximating fair value due to short-term maturities include accounts payable. Deferred acquisition consideration is recorded at fair value. Bank debt and long-term debt are variable rate debt, the carrying value of which approximates fair value. The Company’s note payable is a fixed rate debt instrument, the carrying values of which approximates fair value. The fair value of financial commitments, guarantees and letters of credit, are based on the stated value of the underlying instruments. Guarantees have been issued in conjunction with the disposition of businesses in 2001 and 2003 and letters of credit have been issued in the normal course of business.

67

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

8. Goodwill and Intangible Assets

As of December 31, the gross and net amounts of acquired intangible assets were as follows:

Goodwill	Strategic Marketing Services	Performance Marketing Services	Total
Balance as of December 31, 2010	$326,977	$187,511	$514,488
Acquired goodwill	61,944	23,763	85,707
Acquisition purchase price adjustments	1,458	5,549	7,007
Foreign currency translation	(854)	(1,104)	(1,958)
Balance as of December 31, 2011	$389,525	$215,719	$605,244
Acquired goodwill	93,531	19,873	113,404
Acquisition purchase price adjustments	(78)	(223)	(301)
Foreign currency translation	782	942	1,724
Balance as of December 31, 2012	$483,760	$236,311	$720,071

	For the Year Ended December 31,
	2012	2011
Intangibles:
Trademarks (indefinite life)	$17,780	$17,780
Customer relationships – gross	$104,070	$79,154
Less accumulated amortization	(66,108)	(44,803)
Customer relationships – net	$37,962	$34,351
Other intangibles – gross	$20,908	$16,202
Less accumulated amortization	(13,407)	(10,353)
Other intangibles – net	$7,501	$5,849
Total intangible assets	$142,758	$113,136
Less accumulated amortization	(79,515)	(55,156)
Total intangible assets – net	$63,243	$57,980

See Note 4 for Accounting for Business Combinations.

During 2010, the Company recorded a goodwill impairment charge of $942, which relates to subsidiaries that were discontinued in 2010.

The total accumulated impairment charges are $24,845 through December 31, 2012.

The weighted average amortization periods for customer relationships are 5 years and other intangible assets are 7 years. In total, the weighted average amortization period is 6 years. The amortization expense of amortizable intangible assets for the year ended December 31, 2012, was $26,575 (2011 – $21,997; 2010 – $17,631) the estimated amortization expense for the five succeeding years is:

Year	Amortization
2013	$18,363
2014	$12,851
2015	$7,026
2016	$3,662
2017	$1,239

68

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

9. Income Taxes

The components of the Company’s loss from continuing operations before income taxes, equity in affiliates and noncontrolling interests by taxing jurisdiction for the years ended December 31, were:

	2012	2011	2010
Loss:
US	$(36,660)	$(17,460)	$(2,467)
Non-US	(25,920)	(13,775)	1,259
	$(62,580)	$(31,235)	$(1,208)

The provision (benefit) for income taxes by taxing jurisdiction for the years ended December 31, were:

	2012	2011	2010
Current tax provision
US federal	$—	$—	$—
US state and local	802	894	368
Non-US	329	557	4,840
	1,131	1,451	5,208
Deferred tax provision (benefit):
US federal	2,150	45,110	428
US state and local	299	7,750	501
Non-US	5,973	(12,576)	(6,302)
	8,422	40,284	(5,373)
Income tax provision (benefit)	$9,553	$41,735	$(165)

A reconciliation of income tax expense using the statutory Canadian federal and provincial income tax rate compared with actual income tax expense for the years ended December 31, is as follows:

	2012	2011	2010
Loss from continuing operations before income taxes, equity in affiliates and noncontrolling interest	$(62,580)	$(31,235)	$(1,208)
Statutory income tax rate	26.5%	31.0%	31.0%
Tax benefit using statutory income tax rate	(16,584)	(9,683)	(374)
State and foreign taxes	1,132	1,450	1,909
Non-deductible stock-based compensation	7,698	7,144	4,941
Other non-deductible expense	1,176	1,482	890
Change to valuation allowance on items affecting taxable income (1)	15,578	44,118	(7,986)
Effect of the change in tax rate	2,168	—	—
Additional tax reserve	—	—	4,100
Noncontrolling interests	(1,593)	(2,368)	(3,123)
Other, net	(22)	(408)	(522)
Income tax expense (benefit)	$9,553	$41,735	$(165)
Effective income tax rate	15.3%	133.6%	13.7%

(1)	Included in the change in valuation allowance in 2010 is $3,188 relating to the reversal of the valuation allowance as a result of a non-taxable acquisition.

See Note 10 for income taxes for discontinued operations.

69

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

9. Income Taxes  – (continued)

The 2012 effective income tax rate was significantly higher than the statutory rate due primarily to an increase in the valuation allowance of $16,240 and non-deductible stock based compensation of $7,698.

The 2011 effective income tax rate was significantly higher than the statutory rate due primarily to an increase in the valuation allowance of $44,230 and non-deductible stock based compensation of $7,144.

The 2010 effective income tax rate was significantly lower than the statutory rate due primarily to an additional tax reserve of $4,100, non-deductible stock-based compensation of $4,941, state and foreign income taxes of $1,909 offset by a decrease in the Company’s valuation allowance of $7,986.

Income taxes receivable were $195 and $313 at December 31, 2012 and 2011, respectively, and were included in accounts receivable on the balance sheet. Income taxes payable were $4,725 and $5,381 at December 31, 2012 and 2011, respectively, and were included in accrued and other liabilities on the balance sheet. It is the Company’s policy to classify interest and penalties arising in connection with the under payment of income taxes as a component of income tax expense. For the year ended 2010, $1,093 is included in the current provision of income tax expense relating to interest and penalties as a result of an identified uncertain tax position. For the years ended 2012 and 2011, income tax expense does not include any amounts for interest and penalties.

The tax effects of significant temporary differences representing deferred tax assets and liabilities at December 31, were as follows:

	2012	2011
Deferred tax assets:
Capital assets and other	$34,563	$33,567
Net operating loss carry forwards	43,280	50,274
Interest deductions	19,285	17,255
Deferred acquisition consideration	21,418	5,070
Stock compensation	2,317	2,356
Pension plan	2,168	—
Unrealized foreign exchange	843	753
Capital loss carry forwards	17,408	16,921
Accounting reserves	4,721	6,493
Gross deferred tax asset	146,003	132,689
Less: valuation allowance	(134,761)	(113,585)
Net deferred tax assets	11,242	19,104
Deferred tax liabilities:
Deferred finance charges	(449)	(514)
Capital assets	(348)	(417)
Goodwill amortization	(53,875)	(53,181)
Total deferred tax liabilities	(54,672)	(54,112)
Net deferred tax asset (liability)	$(43,430)	$(35,008)
Disclosed as:
Deferred tax assets	$9,637	15,767
Deferred tax liabilities	(53,067)	(50,775)
	$(43,430)	$(35,008)

70

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

9. Income Taxes  – (continued)

Included in accrued and other liabilities at December 31, 2012 and 2011 is a deferred tax liability of $49 and $51, respectively. Included in other current assets at December 31, 2012 and 2011 is a deferred tax asset of $305 and $387, respectively.

The Company has US federal net operating loss carry forwards of $67,308 and non-US net operating loss carry forwards of $39,899, these carry forwards expire in years 2015 through 2031. The Company also has total indefinite loss carry forwards of $168,574. These indefinite loss carry forwards consist of $56,265 relating to the US and $112,309 which are related to capital losses from the Canadian operations. In addition, the Company has net operating loss carry forwards for various state taxing jurisdictions of approximately $170,329.

The Company records a valuation allowance against deferred income tax assets when management believes it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Management considers factors such as the reversal of deferred income tax liabilities, projected future taxable income, the character of the income tax asset; tax planning strategies, changes in tax laws and other factors. A change to these factors could impact the estimated valuation allowance and income tax expense.

The valuation allowance has been recorded to reduce our deferred tax asset to an amount that is more likely than not to be realized, and is based upon the uncertainty of the realization of certain US, non-US and state deferred tax assets. The increase in the Company’s valuation allowance charged to the statement of operations for each of the years ended December 31, 2012 and 2011 was $16,240 and $44,230, respectively. In addition, $2,168 has been recorded in accumulated other comprehensive loss relating to the defined pension plan, for the year ended December 31, 2012. In 2010 the Company reduced its valuation and recorded a benefit in the statement of operations of $7,986.

Deferred taxes are not provided for temporary differences representing earnings of subsidiaries that are intended to be permanently reinvested. The potential deferred tax liability associated with these undistributed earnings is not material.

As of December 31, 2012 and 2011, the Company recorded a liability for unrecognized tax benefits as well as applicable penalties and interest in the amount of $4,166 and $4,717, respectively. The Company identified an uncertainty relating to the future tax deductibility of certain intercompany interest and fees, to the extent that such future benefit will be established, the resolution of this position will have no effect with respect to the financial statements.

Changes in the Company’s reserve is as follows:
Balance December 31, 2009	$617
Charges to income tax expense	3,007
Balance December 31, 2010	3,624
Charges to income tax expense	—
Balance December 31, 2011	3,624
Charges to income tax expense	—
Settlement of uncertainty	(551)
Balance December 31, 2012	$3,073

We do not expect our unrecognized tax benefits to change significantly over the next 12 months.

The Company has completed US federal tax audits through 2006 and has completed a non-US tax audit through 2004.

71

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

10. Discontinued Operations

The financial statements have been restated to reflect the 2013 discontinued operation of a subsidiary and an operating division. As a result, the Company has classified these entities’ results of operations for December 31, 2012 and 2011 as losses of $1,773, and $339, respectively, as discontinued operations. There was no impact on the results of operations for December 31, 2010.

In 2012, the Company discontinued a subsidiary and certain operating divisions.

In 2011, the Company discontinued an operating division and in 2010 the Company discontinued a subsidiary.

Included in discontinued operations in the Company’s consolidated statements of operations for the years ended December 31 were the following:

	Years Ended December 31,
	2012	2011	2010
Revenue	$16,363	$16,404	$9,166
Impairment charge	—	—	(942)
Operating loss	(8,093)	(3,919)	(5,491)
Other expense	(288)	(244)	(144)
Income tax recovery	—	—	343
Noncontrolling interest expense recovery	1,180	657	407
Net loss from discontinued operations	$(7,201)	$(3,506)	$(4,885)

At December 31, 2012, $2,920 and $1,638 was included in other assets and other current liabilities, respectively, which represent assets held for sale and related liabilities. At December 31, 2011, $4,060 and $1,332 was included in other assets and other current liabilities, respectively, which represent assets held for sale and related liabilities.

11. Bank Debt, Long-Term Debt and Convertible Notes

At December 31, the Company’s indebtedness was comprised as follows:

	2012	2011
Revolving credit facility	$—	$38,032
11% notes due 2016	425,000	345,000
Original issue (discount) premium	4,193	(561)
Note payable and other bank loans	1,385	1,266
	430,578	383,737
Obligations under capital leases	1,125	1,437
	431,703	385,174
Less:
Current portion	1,858	1,238
	$429,845	$383,936

Interest expense related to long-term debt for the years ended December 31, 2012, 2011 and 2010 was $44,045, $39,044 and $30,429, respectively. For the years ended December 31, 2012, interest expense included income of $46 related to the amortization of the original issue premium, including amortized premium of $1,366. For the years ended December 31, 2011 and 2010, interest expense included $232 and $848, amortization of the original issue discount, respectively, net of amortized premium of $943 and $197, respectively. For the years ended December 31, 2012, 2011 and 2010, interest expense also included $277, $702, and $922, of present value adjustments for fixed deferred acquisition payments, respectively.

The amortization and write off of deferred finance costs included in interest expense were $2,295, $1,944 and $1,288 for the years ended December 31, 2012, 2011, and 2010, respectively.

72

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

11. Bank Debt, Long-Term Debt and Convertible Notes  – (continued)

Issuance of 11% Notes

On October 23, 2009, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold $225,000 aggregate principal amount of 11% Notes due 2016 (the “11% Notes”). The 11% Notes bear interest at a rate of 11% per annum, accruing from October 23, 2009. Interest is payable semiannually in arrears in cash on May 1 and November 1 of each year, beginning on May 1, 2010. The 11% Notes will mature on November 1, 2016, unless earlier redeemed or repurchased. The Company received net proceeds before expenses of $208,881, which included an original issue discount of approximately 4.7% or $10,494, and underwriter fees of $5,624. The 11% Notes were sold in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended. The Company used the net proceeds of this offering to repay the outstanding balance and terminate its prior Fortress Financing Agreement, and redeemed its outstanding 8% C$45,000 convertible debentures on November 26, 2009.

The Company may, at its option, redeem the 11% Notes in whole at any time or in part from time to time, on and after November 1, 2013 at a redemption price of 105.500% of the principal amount thereof. If redeemed during the twelve-month period beginning on November 1, 2014, at a redemption price of 102.750% of the principal amount thereof, and if redeemed during the twelve-month period beginning on or after November 1, 2015 equal to redemption price of 100% of the principal amount thereof. Prior to November 1, 2013, the Company may, at its option, redeem some or all of the 11% Notes at a price equal to 100% of the principal amount of the Notes plus a “make whole” premium and accrued and unpaid interest. If the Company experiences certain kinds of changes of control (as defined in the Indenture), holders of the 11% Notes may require the Company to repurchase any 11% Notes held by them at a price equal to 101% of the principal amount of the 11% Notes plus accrued and unpaid interest.

On May 14, 2010, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold $65,000 aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% notes and treated as a single series with the original 11% notes. The additional notes were sold in a private placement in reliance on exemptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $67,208, which included an original issue premium of $2,600, and underwriter fees of $392. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s revolving WF Credit Agreement described elsewhere herein, and for general corporate purposes, including acquisitions.

On April 19, 2011, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold an additional $55,000 aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% Notes and treated as a single series with the original 11% Notes. The additional notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $59,580, which included an original issue premium of $6,050, and underwriter fees of $1,470. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s WF Credit Agreement described elsewhere herein, and for general corporate purposes.

On December 10, 2012, the Company and its wholly-owned subsidiaries, as guarantors, issued and sold an additional $80,000 aggregate principal amount of 11% Notes due 2016. The additional notes were issued under the Indenture governing the 11% Notes and treated as a single series with the original 11% Notes. The additional notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933, as amended. The Company received net proceeds before expenses of $83,200, which included an original issue premium of $4,800, and underwriter fees of $1,600. The Company used the net proceeds of the offering to repay the outstanding balance under the Company’s revolving credit agreement described elsewhere herein, and for general corporate purposes.

73

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

11. Bank Debt, Long-Term Debt and Convertible Notes  – (continued)

At December 31, 2012 and 2011, the Company had issued $4,771 and $5,830 of undrawn outstanding Letters of Credit, respectively.

At December 31, 2012 and 2011, accounts payable included $29,336 and $3,350 of outstanding checks, respectively.

Credit Agreement

On October 23, 2009, the Company and its subsidiaries entered into a $75,000 five year senior secured revolving WF Credit Agreement (the “WF Credit Agreement”) with Wells Fargo Foothill, LLC, as agent, and the lenders from time to time party thereto. On November 22, 2010, this agreement was amended to increase the availability under the facility to $100,000. On April 2011, the Company entered into an additional amendment to increase the availability under the facility to $150,000 and extend the maturity date to October 23, 2015. The WF Credit Agreement replaced the Company’s existing $185,000 senior secured financing agreement with Fortress Credit Corp., as collateral agent, Wells Fargo Foothill, Inc., as administrative agent. Advances under the WF Credit Agreement will bear interest as follows: (a)(i) LIBOR Rate Loans bear interest at the LIBOR Rate and (ii) Base Rate Loans bear interest at the Base Rate, plus (b) an applicable margin. As of December 31, 2012, the applicable margin for borrowing is 2.25% in the case of Base Rate Loans and 2.50% in the case of LIBOR Rate Loans. The applicable margin may be reduced subject to the Company achieving certain trailing twelve month earning levels, as defined. In addition to paying interest on outstanding principal under the WF Credit Agreement, the Company is required to pay an unused revolver fee to lenders under the WF Credit Agreement in respect of unused commitments thereunder.

On July 30, 2012, the Company entered into a further amendment to the WF Credit Agreement. This amendment provides that the Company’s Total Leverage Ratio (as defined), measured on a quarter-end basis, must be no greater than 4.0x, for the twelve-month period ending September 30, 2012 and for the twelve-month period ending on the last day of each calendar quarter thereafter.

The WF Credit Agreement is guaranteed by all of the Company’s present and future subsidiaries, other than immaterial subsidiaries (as defined) and is secured by substantially all the assets of the Company. The WF Credit Agreement includes covenants that, among other things, restrict the Company’s ability and the ability of its subsidiaries to incur or guarantee additional indebtedness; pay dividends on or redeem or repurchase the capital stock of MDC; make certain types of investments; pay dividends; incur certain liens, sell or otherwise dispose of certain assets; enter into transactions with affiliates; enter into sale and leaseback transactions; and consolidate or merge with or into, or sell substantially all of the Company’s assets to, another person. These covenants are subject to a number of important limitations and exceptions. The WF Credit Agreement also contains financial covenants, including a senior leverage ratio, a total leverage ratio, a fixed charge coverage ratio and a minimum earnings level, as defined.

The Company is currently in compliance with all of the terms and conditions of its WF Credit Agreement, and management believes, based on its current financial projections and strategic initiatives, that the Company will be in compliance with covenants over the next twelve months.

74

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

11. Bank Debt, Long-Term Debt and Convertible Notes  – (continued)

Future Principal Repayments

Future principal repayments, including capital lease obligations, for the years ended December 31, and in aggregate are as follows:

Period	Amount
2013	$1,858
2014	380
2015	222
2016	425,050
2017	—
2018 and beyond	—
$427,510

Capital Leases

Future minimum capital lease payments for the years ended December 31 and in aggregate are as follows:

Period	Amount
2013	$609
2014	373
2015	200
2016	56
2017	—
2018 and thereafter	—
1,238
Less: imputed interest	(113)
1,125
Less: current portion	(553)
$572

12. Share Capital

The authorized share capital of the Company is as follows:

(a) Authorized Share Capital

Class A Shares

An unlimited number, subordinate voting shares, carrying one vote each, entitled to dividends equal to or greater than Class B shares, convertible at the option of the holder into one Class B share for each Class A share after the occurrence of certain events related to an offer to purchase all Class B shares.

Class B Shares

An unlimited number, carrying 20 votes each, convertible at any time at the option of the holder into one Class A share for each Class B share.

Preferred A Shares

An unlimited number, non-voting, issuable in series.

75

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

12. Share Capital  – (continued)

(b) Employee Stock Incentive Plan

On May 26, 2005, the Company’s shareholders approved the Company’s 2005 Stock Incentive Plan (the “2005 Incentive Plan”). The 2005 Incentive Plan authorizes the issuance of awards to employees, officers, directors and consultants of the Company with respect to 2,000,000 shares of MDC Partners’ Class A Subordinate Voting Shares or any other security in to which such shares shall be exchanged. On June 1, 2007 and on June 2, 2009, the Company’s shareholders approved a total additional authorized Class A Shares of 2,500,000 to be added to the 2005 Incentive Plan for a total of 4,500,000 authorized Class A Shares. On May 30, 2008, the Company’s shareholders approved the 2008 Key Partner Incentive Plan, which provides for the issuance of 600,000 Class A Shares. On June 1, 2011, the Company’s shareholders approved the 2011 Stock Incentive Plan, which provides for the issuance of up to 2,000,000 Class A Shares. As of December 31, 2012, the Company has granted 200,000 Director options (of which 100,000 were forfeited), which option grants were for a ten-year term and vests over five (5) years from the grant date under the 2005 Incentive Plan.

The following table summarizes information about time based and financial performance-based restricted stock and restricted stock unit awards granted under the 2005 Incentive Plan, 2008 Key Partner Incentive Plan and 2011 Stock Incentive Plan:

	Performance Based Awards		Time Based Awards
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Balance at December 31, 2009	557,958	$8.17	924,160	$7.33
Granted	753,209	8.83	258,223	10.28
Vested	(804,300)	8.37	(562,971)	8.60
Forfeited	(4,944)	8.88	(3,345)	8.13
Balance at December 31, 2010	501,923	$8.83	616,067	$7.40
Granted	1,097,754	18.39	297,520	16.93
Vested	(217,697)	12.74	(287,234)	5.17
Forfeited	(1,423)	14.59	(41,454)	8.79
Balance at December 31, 2011	1,380,557	$15.81	584,899	$12.86
Granted	753,896	13.05	250,237	11.67
Vested	(1,747,987)	14.44	(263,458)	12.25
Forfeited	(29,946)	15.66	(14,720)	14.82
Balance at December 31, 2012	356,520	$16.09	556,958	$12.72

The total fair value of restricted stock and restricted stock unit awards, which vested during the year ended December 31, 2012, 2011 and 2010 was $22,557, $8,269 and $14,976, respectively. In connection with the vesting of these awards, the Company included in the taxable loss the amounts of $5,242, $7,280 and $3,431 in 2012, 2011 and 2010, respectively. At December 31, 2012, the weighted average remaining contractual life for performance based awards is 1.8 years and for time based awards is 1.5 years. At December 31, 2012, the fair value of all restricted stock and restricted stock unit awards is $10,322. The term of these awards is three years with vesting up to three years. At December 31, 2012, the unrecognized compensation expense for these awards was $6,186 and will be recognized through 2015. At December 31, 2012, there are 2,067,303 awards available to grant.

The Company’s Board of Directors adopted the 2005 Incentive Plan as a replacement for MDC Partners’ Amended and Restated Stock Option Incentive Plan (the “Prior 2003 Plan”). Following approval of the 2005 Incentive Plan, the Company ceased making awards under the Prior 2003 Plan.

Prior to adoption of the 2005 Incentive Plan, the Company’s Prior 2003 Plan provided for grants of up to 1,890,786 options to employees, officers, directors and consultants of the Company. All the options granted were for a term of five years from the date of the grant and vest 20% on the date of grant and a further 20% on each anniversary date. In addition, the Company granted 534,960 options, on the privatization of Maxxcom, with a term of no more than 10 years from initial date of grant by Maxxcom and vest 20% in each of the first two years with the balance vesting on the third anniversary of the initial grant.

76

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

12. Share Capital  – (continued)

Information related to share option transactions grant under all plans over the past three years is summarized as follows:

	Options Outstanding		Options Exercisable
	Number Outstanding	Weighted Average Price per Share	Number Outstanding	Weighted Average Price per Share	Non Vested Options
Balance at December 31, 2009	239,992	$9.55	194,992	$9.64	45,000
Vested	—	—			(20,000)
Granted	—	—			—
Exercised	(6,495)	9.19			—
Expired and cancelled	(17,297)	17.08			—
Balance at December 31, 2010	216,200	$9.41	191,200	$9.41	25,000
Vested	—	—			(20,000)
Granted	—	—			—
Exercised	(113,085)	8.94			—
Expired and cancelled	(15,034)	12.57			—
Balance at December 31, 2011	88,081	$9.12	83,081	$9.14	5,000
Vested	—	—			(5,000)
Granted	—	—			—
Exercised	(3,153)	8.69			—
Expired and cancelled	(9,928)	7.79			—
Balance at December 31, 2012	75,000	$9.53	75,000	$9.53	—

At December 31, 2012, the intrinsic value of vested options and the intrinsic value of all options was $133. For options exercised during 2012, 2011 and 2010, the Company received cash proceeds of $27, $1,011 and $60, respectively. The Company did not receive any windfall tax benefits. The intrinsic value of options exercised during 2012, 2011 and 2010 was $5, $900 and $20, respectively. At December 31, 2012, the weighted average remaining contractual life of all outstanding options was 3.8 years and for all vested options was 3.8 years. At December 31, 2012, the unrecognized compensation expense of all options was nil.

Share options outstanding as of December 31, 2012 are summarized as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding Number	Weighted Average Contractual Life	Weighted Average Price per Share	Exercisable Number	Weighted Average Price per Share	Weighted Average Contractual Life
$8.75 – $8.95	75,000	3.75	$9.53	75,000	$9.53	3.75

(c) Stock Appreciation Rights

During 2003, the Compensation Committee of the Board of Directors approved a stock appreciation rights (“SAR’s”) compensation program for senior officers and directors of the Company. SARS’s granted prior to 2006 have a term of four years, for SAR’s granted in 2006 and after they have a term of up to 10 years and all awards vest one-third on each anniversary date.

77

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

12. Share Capital  – (continued)

SAR’s granted and outstanding are as follows:

	SAR’s Outstanding		SAR’s Exercisable
	Weighted Average Number Outstanding	Weighted Average Price per Share	Number Outstanding	Price per Share	Non Vested SAR’s
Balance at December 31, 2009	3,518,769	$3.80	30,000	$8.18	3,488,769
Vested	—	—			(1,747,034)
Granted	—	—			—
Exercised	(187,666)	$4.19			(187,666)
Expired and cancelled	—				—
Balance at December 31, 2010	3,331,103	$3.78	1,777,034	$3.77	1,554,069
Vested	—	—			(290,089)
Granted	—	—
Exercised	(172,974)	4.23			(172,974)
Expired and cancelled	—	—			—
Balance at December 31, 2011	3,158,129	$3.75	2,067,123	$3.75	1,091,006
Vested	—	—			(1,047,026)
Granted	—	—			—
Exercised	(69,365)	4.41			(43,980)
Expired and cancelled	—	—			—
Balance at December 31, 2012	3,088,764	$3.74	3,088,764	$3.74	—

At December 31, 2012, the aggregate amount of shares to be issued on vested SAR’s was 2,067,303 shares with an intrinsic value of $23,361 and for all outstanding SAR’s, the aggregate amount of shares to be issued was 2,067,303 with an intrinsic value of $23,361. During 2012, 2011 and 2010, the aggregate value of SAR’s exercised was $301, $2,289 and $1,147, respectively. The Company received tax deductions of $296, $387 and $180 in 2012, 2011 and 2010, respectively. At December 31, 2012, the weighted average remaining contractual life of all outstanding SAR’s was 1.2 years and for all vested SAR’s was 1.2 years. At December 31, 2012, the unrecognized compensation expense of all SAR’s was nil.

	SAR’s Outstanding			SAR’s Exercisable
Range of Exercise Prices	Outstanding Number	Weighted Average Contractual Life	Weighted Average Price per Share	Exercisable Number	Weighted Average Price per Share	Weighted Average Contractual Life
$3.72 – $8.94	3,078,764	1.17	$3.72	3,078,764	$3.72	1.17
$8.75 – $8.95	10,000	3.33	$8.95	10,000	$8.95	3.33

(d) Equity Value Appreciation Awards

In January 2011, the Company awarded 1,413,000 extraordinary Equity Value Appreciation Awards (“EVARs”) to its employees. These EVARs may result in the issuance of up to 1,413,000 restricted stock units and restricted stock shares (“RSUs”), but only upon the achievement of extraordinary stock performance targets. If issued the RSUs underlying the EVAR grant will vest on December 31, 2013.

The Company measured the fair value of EVARs using a lattice based model (Monte Carlo) on the grant date.

78

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

12. Share Capital  – (continued)

Information related to EVAR transactions over the past three years is summarized as follows:

	EVARs Outstanding		EVARs Exercisable
	Number Outstanding	Weighted Average Issuance Price per Share	Number Outstanding	Weighted Average Issuance Price per Share	Non Vested EVARs
Balance at December 31, 2010	—	$—	—	$—	—
Vested	—	—			—
Granted	1,413,000	23.00	—	—	1,413,000
Expired and cancelled	(45,000)	23.00	—	—	(45,000)
Balance at December 31, 2011	1,368,000	$23.00	—	$—	1,368,000
Vested	—	—			—
Granted	—	—			—
Expired and cancelled	(90,000)	23.00	—	—	(90,000)
Balance at December 31, 2012	1,278,000	$23.00	—	$—	1,278,000

The grant date fair value of these EVARs was $13,240. At December 31, 2012, the weighted average remaining contractual life for these awards is one year. At December 31, 2012, the unrecognized compensation expense of these awards is $4,106 and will be recognized through 2013.

The Company has reserved a total of 1,516,832 Class A shares in order to meet its obligations under various conversion rights, warrants and employee share related plans. At December 31, 2012 there were 1,777,547 shares available for future option and similar grants.

13. Fair Value Measurements

The Company adopted guidance regarding accounting for Fair Value Measurements. This guidance defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. The statement indicates, among other things, that a fair value measurement assumes a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.

In order to increase consistency and comparability in fair value measurements, the guidance establishes a hierarchy for observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

•	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

•	Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

•	Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

79

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

13. Fair Value Measurements  – (continued)

On a nonrecurring basis, the Company uses fair value measures when analyzing asset impairment. Long-lived assets and certain identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined such indicators are present and the review indicates that the assets will not be fully recoverable, based on undiscounted estimated cash flows over the remaining amortization periods, their carrying values are reduced to estimated fair value. Measurements based on undiscounted cash flows are considered to be level 3 inputs. During the fourth quarter of each year, the Company evaluates goodwill and indefinite-lived intangibles for impairment at the reporting unit level. For each acquisition, the Company performed a detailed review to identify intangible assets and a valuation is performed for all such identified assets. The Company used several market participant measurements to determine estimated value. This approach includes consideration of similar and recent transactions, as well as utilizing discounted expected cash flow methodologies. The amounts allocated to assets acquired and liabilities assumed in the acquisitions were determined using level three inputs. Fair value for property and equipment was based on other observable transactions for similar property and equipment. Accounts receivable represents the best estimate of balances that will ultimately be collected, which is based in part on allowance for doubtful accounts reserve criteria and an evaluation of the specific receivable balances.

The following tables present certain information for our financial assets that is measured at fair value on a recurring basis at December 31, 2012 and 2011:

	Level 1 2012		Level 1 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Liabilities:
Long term debt	$429,193	$467,500	$344,439	$367,400

Our long term debt includes fixed rate debt. The fair value of this instrument is based on quoted market prices.

The following table presents changes in Deferred Acquisition Consideration.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	2012	2011
Beginning Balance of contingent payments	$129,759	$98,534
Payments	(55,071)	(26,656)
Grants	63,972	46,292
Redemption value adjustments	55,737	13,416
Transfers (to) from fixed payments	159	(1,467)
Foreign translation adjustment	239	(360)
Ending Balance of contingent payments	$194,795	$129,759

In addition to the above amounts, there are fixed payments of $1,651 and $7,464 for total deferred acquisition consideration of $196,446 and $137,223, which reconciles to the consolidating financial statements at December 31, 2012 and 2011, respectively.

Level 3 payments relate to payments made for deferred acquisition consideration. Level 3 grants relate to contingent purchase price obligations related to acquisitions. The Company records the initial liability of the estimated present value. The estimated liability is determined in accordance with various contractual valuation formulas that may be dependent on future events, such as the growth rate of the earning of the relevant subsidiary during the contractual period, and, in some cases, the currency exchange rate of the date of payment. Level 3 redemption value adjustments relate to the remeasurement and change in these various contractual valuation formulas as well as adjustments of present value.

80

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

14. Gain on Sale of Assets and Other Income (Expense)

The gain on sale of assets and other income (expense) for the years ended December 31 were as follows:

	2012	2011	2010
Other income (expense)	$117	$191	$364
Gain (loss) on disposition of assets	—	(75)	17
	$117	$116	$381

15. Segment Information

The Company’s segment reporting is consistent with the current manner of how the Chief Operating Decision Maker (“CODM”) and the Board of Directors view the business. The Company is focused on expanding its capabilities in database marketing and data analytics in order to position the Company for future business development efforts and revenue growth.

In order to position this strategic focus along the lines of how the CODM and management will base their business decisions, the Company reports two segments. Decisions regarding allocation of resources are made and will be made based not only on the individual operating results of the subsidiaries but also on the overall performance of the reportable segments. These reportable segments are the aggregation of various reporting segments.

The Company reports in two segments plus corporate. The segments are as follows:

•	The Strategic Marketing Services segment consists of integrated marketing consulting services firms that offer a full complement of marketing, activation and consulting services including advertising and media, marketing communications including direct marketing, public relations, corporate communications, market research, corporate identity and branding, interactive marketing and sales promotion. Each of the entities within the Strategic Marketing Services Group share similar economic characteristics, specifically related to the nature of their respective services, the manner in which the services are provided and the similarity of their respective customers. Due to the similarities in these businesses, they exhibit similar long term financial performance and have been aggregated together.

•	The Performance Marketing Services segment includes our firms that provide consumer insights and analytics to satisfy the growing need for targetable, measurable solutions or cost effective means of driving return on marketing investment. These services interface directly with the consumer of a client’s product or service. Such services include the design, development, research and implementation of consumer service, media planning and buying and direct marketing initiatives. Each of the entities within the Performance Marketing Services Group share similar economic characteristics specifically related to the nature of their respective services, the manner in which the services are provided, and the similarity of their respective customers. Due to the similarities in these businesses, the services provided to the customer and they exhibit similar long term financial performance and have been aggregated together.

The significant accounting policies of these segments are the same as those described in the summary of significant accounting policies included in the notes to the consolidated financial statements. The Company continues to evaluate its Corporate Group and the services provided by the Corporate Group to the operating segments. The Company will continue to evaluate the services and amount of time spent directly on the operating segments business operations, and adjust accordingly.

81

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

15. Segment Information  – (continued)

	For the Year Ended December 31, 2012
	Strategic Marketing Services	Performance Marketing Services	Corporate	Total
Revenue	$719,364	$345,645	$—	$1,065,009
Cost of services sold	479,060	255,080	—	734,140
Office and general expenses	188,954	72,780	38,847	300,581
Depreciation and amortization	27,260	17,217	1,342	45,819
Operating profit (Loss)	24,090	568	(40,189)	(15,531)
Other income (Expense):
Other income, net				117
Foreign exchange loss				(976)
Interest expense, net				(46,190)
Loss from continuing operations before income taxes, equity in affiliates				(62,580)
Income tax expense				9,553
Loss from continuing operations before equity in affiliates				(72,133)
Equity in earnings of affiliates				633
Loss from continuing operations				(71,500)
Loss from discontinued operations attributable to MDC Partners Inc., net of taxes				(7,201)
Net loss				(78,701)
Net income attributable to noncontrolling interests	(5,167)	(1,571)	—	(6,738)
Net loss attributable to MDC Partners Inc.				$(85,439)
Stock-based compensation	$9,186	$8,227	$14,784	$32,197
Capital expenditures from continuing operations	$11,455	$8,466	$382	$20,303
Goodwill and intangibles	$532,643	$250,671	$—	$783,314
Total assets	$827,248	$397,450	$120,247	$1,344,945

82

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

15. Segment Information  – (continued)

	For the Year Ended December 31, 2011
	Strategic Marketing Services	Performance Marketing Services	Corporate	Total
Revenue	$608,022	$328,970	$—	$936,992
Cost of services sold	425,316	242,346	—	667,662
Office and general expenses	137,824	44,512	35,432	217,768
Depreciation and amortization	22,378	16,471	826	39,675
Operating profit (Loss)	22,504	25,641	(36,258)	11,887
Other income (Expense):
Other income, net				116
Foreign exchange loss				(1,677)
Interest expense, net				(41,561)
Loss from continuing operations before income taxes, equity in affiliates				(31,235)
Income tax expense				41,735
Loss from continuing operations before equity in affiliates				(72,970)
Equity in earnings of affiliates				213
Loss from continuing operations				(72,757)
Loss from discontinued operations attributable to MDC Partners Inc., net of taxes				(3,506)
Net loss				(76,263)
Net income attributable to noncontrolling interests	(6,414)	(1,997)	—	(8,411)
Net loss attributable to MDC Partners Inc.				$(84,674)
Stock-based compensation	$5,149	$3,695	$14,813	$23,657
Capital expenditures from continuing operations	$11,647	$4,782	$6,929	$23,358
Goodwill and intangibles	$426,034	$237,190	$—	$663,224
Total assets	$627,268	$380,825	$47,652	$1,055,745

83

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

15. Segment Information  – (continued)

	For the Year Ended December 31, 2010
	Strategic Marketing Services	Performance Marketing Services	Corporate	Total
Revenue	$438,941	$249,885	$—	$688,826
Cost of services sold	288,916	183,202	—	472,118
Office and general expenses	90,495	38,230	22,291	151,016
Depreciation and amortization	17,917	15,873	368	34,158
Operating Profit (Loss)	41,613	12,580	(22,659)	31,534
Other Income (Expense):
Other expense, net				381
Foreign exchange gain				69
Interest expense, net				(33,192)
Loss from continuing operations before income taxes, equity in affiliates				(1,208)
Income tax expense				(165)
Loss from continuing operations before equity in affiliates				(1,043)
Equity in loss of affiliates				866
Loss from continuing operations				(177)
Loss from discontinued operations attributable to MDC Partners Inc., net of taxes				(4,885)
Net loss				(5,062)
Net income attributable to noncontrolling interests	(7,211)	(3,167)	—	(10,378)
Net loss attributable to MDC Partners Inc.				$(15,440)
Stock-based compensation	$7,282	$1,992	$7,233	$16,507
Capital expenditures from continuing operations	$6,476	$4,010	$610	$11,096
Goodwill and intangibles	$367,856	$213,765	$—	$581,621
Total assets	$552,383	$322,520	$39,445	$914,348

A summary of the Company’s long-lived assets, comprised of fixed assets, goodwill and intangibles, net, as at December 31, is set forth in the following table.

	United States	Canada	Other	Total
Long-lived Assets
2012	$45,068	$6,145	$1,701	$52,914
2011	$39,555	$7,003	$1,179	$47,737
Goodwill and Intangible Assets
2012	$698,083	$85,231	$—	$783,314
2011	$577,388	$85,836	$—	$663,224

84

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

15. Segment Information  – (continued)

A summary of the Company’s revenue as at December 31 is set forth in the following table.

	United States	Canada	Other	Total
Revenue:
2012	$862,611	$149,807	$52,591	$1,065,009
2011	$751,875	$152,374	$32,743	$936,992
2010	$573,723	$97,452	$17,651	$688,826

16. Related Party Transactions

(a)	The Company incurred fees and paid cash incentive awards totaling $2,739, $3,375 and $1,343 in 2012, 2011 and 2010, respectively, relating to companies controlled by the Chairman and Chief Executive Officer (“CEO”) of the Company in respect of services rendered pursuant to a management services agreement and incentive plans.

On April 27, 2007, the Company entered into a new Management Services Agreement (the “Services Agreement”) with Miles Nadal and with Nadal Management, Inc. to set forth the terms and conditions on which Mr. Nadal continues to provide services to the Company as its Chief Executive Officer. The Services Agreement has a three-year term with automatic one-year extensions. Pursuant to the Services Agreement, the annual base compensation for Mr. Nadal’s services was increased to $1,500, effective April 27, 2010. The Services Agreement also provides for an annual bonus with a targeted payout of up to 250% of the base compensation. The Company also makes an annual cash payment of $500 in respect of retirement benefits, employee health benefits and perquisites. In addition, in the discretion of the Compensation Committee, the Company may grant long term equity incentives with a grant-date value of up to 300% of the then current base retainer. In addition during 2012, 2011 and 2010, in accordance with the Services Agreement, Mr. Nadal repaid to the Company an additional $475, $102, and $95, respectively, of loans due to the Company.

(b)	Pursuant to the amended Services Agreement, the Company agreed to provide to its CEO, Miles S. Nadal a special bonus of C$10,000 ($10,051) upon the first to occur of (i) the average market price of the Company’s Class A subordinate voting shares is C$30 ($30) per share or more for more than 20 consecutive trading days (measured as of the close of trading on each applicable date) or (ii) a change of control of the Company. This bonus is payable until the date that is three years after the date on which Mr. Nadal is no longer employed by the Company for any reason. The after-tax proceeds of such bonus are to be applied first as repayment of any outstanding loans due to the Company from this officer and his related companies in the amount of C$5,480 (US$5,502), as at December 31, 2012, which has been reserved for in the Company’s accounts. These loans have no stated maturity date.

(c)	In 2000, the Company purchased 1,600,000 shares in Trapeze Media Limited (“Trapeze”) for $215. At the same time, the Company’s CEO purchased 4,280,000 shares of Trapeze for $576, the Company’s former Chief Financial Officer and a Managing Director of the Company each purchased 50,000 Trapeze shares for $7 and a Board Member of the Company purchased 75,000 shares of Trapeze for $10. In 2001, the Company purchased an additional 1,250,000 shares for $161, and the Company’s CEO purchased 500,000 shares for $64. In 2002, the Company’s CEO purchased 3,691,930 shares of Trapeze for $470. All of these purchases were made at identical prices (C$.20/share). In 2003, the Company and the CEO exchanged their units in Trapeze for non-voting shares and entered into a voting trust agreement.

85

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

16. Related Party Transactions  – (continued)

During 2010, Trapeze provided services to certain subsidiaries, the total amount of such services provided were $105. In addition, 2011 and 2010, a subsidiary provided Trapeze with $390 and $300 of services, respectively. Trapeze did not purchase any services from MDC or its subsidiaries in 2012. Trapeze did not provide any services to MDC or its subsidiaries in 2012 and 2011.

17. Commitments, Contingencies and Guarantees

Deferred Acquisition Consideration.   In addition to the consideration paid by the Company in respect of certain of its acquisitions at closing, additional consideration may be payable, or may be potentially payable based on the achievement of certain threshold levels of earnings. See Note 2 and Note 4.

Put Options.   Owners of interests in certain subsidiaries have the right in certain circumstances to require the Company to acquire either a portion of or all of the remaining ownership interests held by them. The owners’ ability to exercise any such “put option” right is subject to the satisfaction of certain conditions, including conditions requiring notice in advance of exercise. In addition, these rights cannot be exercised prior to specified staggered exercise dates. The exercise of these rights at their earliest contractual date would result in obligations of the Company to fund the related amounts during the period 2013 to 2018. It is not determinable, at this time, if or when the owners of these rights will exercise all or a portion of these rights.

The amount payable by the Company in the event such rights are exercised is dependent on various valuation formulas and on future events, such as the average earnings of the relevant subsidiary through the date of exercise, the growth rate of the earnings of the relevant subsidiary during that period, and, in some cases, the currency exchange rate at the date of payment.

Management estimates, assuming that the subsidiaries owned by the Company at December 31, 2012, perform over the relevant future periods at their 2013 earnings levels, that these rights, if all exercised, could require the Company, in future periods, to pay an aggregate amount of approximately $15,866 to the owners of such rights to acquire such ownership interests in the relevant subsidiaries. Of this amount, the Company is entitled, at its option, to fund approximately $1,414 by the issuance of share capital. In addition, the Company is obligated under similar put option rights to pay an aggregate amount of approximately $102,089 only upon termination of such owner’s employment with the applicable subsidiary or death. The ultimate amount payable relating to these transactions will vary because it is dependent on the future results of operations of the subject businesses and the timing of when and if these rights are exercised. The aggregate amount of these options is $117,953, which has been recorded on the balance sheet at December 31, 2012 and is included in Redeemable Noncontrolling Interests.

Natural Disasters .  Certain of the Company’s operations are located in regions of the United States and Caribbean which typically are subject to hurricanes. During the year ended December 31, 2012, 2011 and 2010, these operations did not incur any material costs related to damages resulting from hurricanes, although certain agency operations experienced temporary closures as a result of Hurricane Sandy.

Guarantees .  In connection with certain dispositions of assets and/or businesses in 2001 and 2003, the Company has provided customary representations and warranties whose terms range in duration and may not be explicitly defined. The Company has also retained certain liabilities for events occurring prior to sale, relating to tax, environmental, litigation and other matters. Generally, the Company has indemnified the purchasers in the event that a third party asserts a claim against the purchaser that relates to a liability retained by the Company. These types of indemnification guarantees typically extend for a number of years.

Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees. The Company continues to monitor the conditions that are subject to guarantees and indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses under any guarantees or indemnifications in the period when those losses are probable and estimable.

86

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

17. Commitments, Contingencies and Guarantees  – (continued)

For guarantees and indemnifications entered into after January 1, 2003, in connection with the sale of the Company’s investment in CDI, the Company has estimated the fair value of its liability, which was insignificant.

Legal Proceedings.   The Company’s operating entities are involved in legal proceedings of various types. While any litigation contains an element of uncertainty, the Company has no reason to believe that the outcome of such proceedings or claims will have a material adverse effect on the financial condition or results of operations of the Company.

Commitments.   At December 31, 2012, the Company has $4,771 of undrawn outstanding letters of credit. In addition, the Company has commitments to fund investments in an aggregate amount of $4,106.

Leases.   The Company and its subsidiaries lease certain facilities and equipment. Gross premises rental expense amounted to $35,935 for 2012, $26,554 for 2011 and $18,429 for 2010, which was reduced by sublease income of $820 in 2012, $555 in 2011 and $277 in 2010. Where leases contain escalation clauses or other concessions, the impact of such adjustments is recognized on a straight-line basis over the minimum lease period.

Minimum rental commitments for the rental of office and production premises and equipment under non-cancellable leases net of sublease income, some of which provide for rental adjustments due to increased property taxes and operating costs for 2012 and thereafter, are as follows:

Period	Amount
2013	$37,533
2014	36,647
2015	34,839
2016	30,132
2017	26,078
2018 and thereafter	95,427
$260,656

At December 31, 2012, the total future cash to be received on sublease income is $1,382.

18. New Accounting Pronouncements

On January 1, 2012, FASB Accounting Standards Update No. 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”) became effective. This standard gives an entity the option of performing a qualitative assessment to determine whether it is necessary to perform step 1 of the annual goodwill impairment test. An entity is required to perform step 1 only if it concludes that it is more likely than not that a reporting unit's fair value is less than its carrying amount. An entity may choose to perform the qualitative assessment on none, some or all of its reporting units or an entity may bypass the qualitative assessment for any reporting unit in any period and proceed directly to step 1 of the impairment test.

19. Employee Benefit Plans

A subsidiary acquired in 2012 sponsors a defined benefit plan. The benefits under the defined benefit plans are based on each employee’s years of service and compensation. Effective March 1, 2006, the plan was frozen to all new employees. The Company’s policy is to contribute the minimum amounts required by the Employee Retirement Income Security Act of 1974 (ERISA), as amended. The assets of the plans are invested in an investment trust fund and consist of investments in money market funds, bonds and common stock, mutual funds, preferred stock, and partnership interests.

87

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

19. Employee Benefit Plans  – (continued)

Net periodic pension cost consists of the following components for the year ended December 31, 2012:

Pension Benefits
2012
Service cost	$—
Interest cost on benefit obligation	1,375
Expected return on plan assets	(1,391)
Curtailment and settlements	385
Amortization of prior service cost	—
Amortization of actuarial (gains) losses	—
Net periodic benefit cost	$369

ASC 715-30-25 requires an employer to recognize the funded status of its defined pension benefit plan as a net asset or liability in its statement of financial position with an offsetting amount in accumulated other comprehensive income, and to recognize changes in that funded status in the year in which changes occur through comprehensive income.

Other changes in plan assets and benefit obligation recognized in Other Comprehensive Loss consist of the following for the year ended December 31, 2012:

Pension Benefits
2012
Curtailment/settlement	$(385)
Current year actuarial loss	5,714
Amortization of actuarial gain (loss)	—
Current year prior service (credit) cost	—
Amortization of prior service credit (cost)	—
Amortization of transition asset (obligation)	—
Total recognized in other comprehensive (income) loss	$5,329
Total recognized in net periodic benefit cost and other comprehensive (income) loss	$5,698

88

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

19. Employee Benefit Plans  – (continued)

The following table summarizes the change in benefit obligations and fair values of plan assets for the years ended December 31, 2012:

Pension Benefits
2012
Change in benefit obligation:
Benefit obligation at March 31, 2012	$35,624
Service Cost	—
Interest Cost	1,375
Plan amendments	—
Curtailment/settlement	(1,655)
Actuarial (gains) losses	7,069
Benefits paid	(2,372)
Benefit obligation at December 31, 2012	40,041
Change in plan assets:
Fair value of plan assets at March 31, 2012	25,045
Actual return on plan assets	1,091
Employer contributions	1,005
Benefits paid	(2,372)
Fair value of plan assets at December 31, 2012	24,769
Unfunded status	$15,272

Pension Benefits
2012
Amounts recognized in the balance sheet consist of:
Noncurrent liability	$15,272
Net amount recognized	$15,272

Note: For plans with assets less than the accumulated benefit obligation (ABO), the aggregate ABO is $40,041, while the aggregate asset value is $24,769 for the year ended December 31, 2012.

Amounts recognized in Accumulated Other Comprehensive Loss:

Pension Benefits
2012
Accumulated net actuarial losses	$(5,329)
Accumulated prior service cost	—
Accumulated transition obligation	—
Net amount recognized, net of tax	$(5,329)

The preceding table presents two measures of benefit obligations for the pension plan. Accumulated benefit obligation (ABO) generally measures the value of benefits earned to date. Projected benefit obligation (PBO) also includes the effect of assumed future compensation increases for plans in which benefits for prior service are affected by compensation changes. This pension plan has asset values less than these measures. Plan funding amounts are calculated pursuant to ERISA and Internal Revenue Code rules.

89

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

19. Employee Benefit Plans  – (continued)

Weighted average assumptions used to determine benefit obligations as of December 31,:

Pension Benefits
2012
Discount rate	$5.23%
Rate of compensation increase	N/A

The discount rate assumptions at December 31, 2012 were determined independently. A yield curve was produced for a universe containing the majority of U.S.-issued Aa-graded corporate bonds, all of which were non-callable (or callable with make-whole provisions). The discount rate was developed as the level equivalent rate that would produce the same present value as that using spot rates aligned with the projected benefit payments.

Weighted average assumptions used to determine net periodic costs at December 31,:

Pension Benefits
2012
Discount rate	4.53%
Expected return on plan assets	7.40%
Rate of compensation increase	N/A

The expected return on plan assets is a long-term assumption established by considering historical and anticipated returns of the asset classes invested in by the pension plan and the allocation strategy currently in place among those classes.

Fair Value of Plan Assets

The Defined Benefit plan assets fall into any of three fair value classifications as defined in the Guidance for Fair Value Measurements. There are no Level 3 assets held by the plan. The fair value of the plan assets as of December 31, 2012 is as follows:

	December 31, 2012	Level 1	Level 2	Level 3
Asset Category:
Money Market Fund – Short Term Investments	$644	$82	$562	$—
Common Stock	9,981	9,981	—	—
Corporate Bonds	6,426	—	6,426	—
Mutual Funds	7,173	7,173	—	—
Foreign Stock	545	545	—
Total	$24,769	$17,781	$6,988	$—

The pension plans weighted-average target allocation for the year ended December 31, 2012 and strategic asset allocation matrix as of December 31, 2012 are as follows:

	Target Allocation	Plan Assets
	2012	2012
Asset Category:
Equity Securities	60%	56.5%
Debt Securities	40%	40.9%
Cash/Cash Equivalents	0%	2.6%
	100%	100%

90

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

19. Employee Benefit Plans  – (continued)

The investment policy for the plans is formulated by the Company’s Pension Plan Committee (the “Committee”). The Committee is responsible for adopting and maintaining the investment policy, managing the investment of plan assets and ensuring that the plans’ investment program is in compliance with all provisions of ERISA, as well as the appointment of any investment manager who is responsible for implementing the plans’ investment process.

The goals of the pension plan investment program are to fully fund the obligation to pay retirement benefits in accordance with the plan documents and to provide returns that, along with appropriate funding from the Company, maintain an asset/liability ratio that is in compliance with all applicable laws and regulations and assures timely payment of retirement benefits.

The Company’s overall investment strategy is to achieve a mix of approximately 50 percent of investments for long-term growth and 50 percent for near-term benefit payments with a wide diversification of asset types and fund strategies.

Equity securities primarily include investments in large-cap and mid-cap companies primarily located in the United States, as well as a smaller percentage invested in large-cap and mid-cap companies located outside of the United States. Fixed income securities are diversified across different asset types with bonds issued in the United States as well as outside the United States.

The target allocation of plan assets is 50 percent equity securities and 50 percent corporate bonds and U.S. Treasury securities.

The Plan invests in various investment securities. The investments are primarily invested in corporate equity and bond securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the preceding tables.

The above tables present information about the pension plan assets measured at fair value at December 31, 2012 and the valuation techniques used by the Company to determine those fair values.

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets that the Plan has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each plan asset.

The net of investment manager fee asset return objective is to achieve a return earned by passively managed market index funds, weighted in the proportions identified in the strategic asset allocation matrix. Each investment manager is expected to perform in the top one-third of funds having similar objectives over a full market cycle.

91

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

19. Employee Benefit Plans  – (continued)

The investment policy is reviewed by the Committee at least annually and confirmed or amended as needed. Under ASC 715-30-25, the transition obligation, prior service costs, and actuarial (gains)/losses are recognized in Accumulated Other Comprehensive Income each December 31 or any interim measurement date, while amortization of these amounts through net periodic benefit cost will occur in accordance with ASC 715-30 and ASC 715-60. The estimated amounts that will be amortized in 2013 are as follow:

Estimated 2013 Amortization	Pension Benefits
Prior service cost (credit) amortization	$—
Net loss amortization	38
Total	$38

The following estimated benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Pension Benefits
Estimated Future Benefit Payments for FYE 12/31
2013	$1,101
2014	$1,088
2015	$1,058
2016	$1,079
2017	$1,219
2018 – 2022	$7,671

The pension plan contributions are deposited into a trust, and the pension plan benefit payments are made from trust assets.

20. Quarterly Results of Operations (Unaudited) (Restated for Discontinued Operations)

The following table sets forth a summary of the Company’s consolidated unaudited quarterly results of operations for the years ended December 31, 2012 and 2011, in thousands of dollars, except per share amounts.

	Quarters
	First	Second	Third	Fourth
Revenue:
2012	$234,220	$271,865	$265,855	$293,069
2011	$212,740	$236,041	$234,805	$253,406
Cost of services sold:
2012	$174,800	$186,240	$179,069	$194,031
2011	$155,289	$159,208	$172,874	$180,291
Income (loss) from continuing operations:
2012	$(22,809)	$(15,149)	$(11,832)	$(21,710)
2011	$(5,960)	$4,658	$(16,682)	$(54,773)
Net income (loss) attributable to MDC Partners Inc.:
2012	$(26,281)	$(20,114)	$(14,496)	$(24,548)
2011	$(8,685)	$1,325	$(19,574)	$(57,740)

92

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of United States Dollars, Unless Otherwise Stated Except Share and per Share Amounts)

20. Quarterly Results of Operations (Unaudited) (Restated for Discontinued Operations)  – (continued)

	Quarters
	First	Second	Third	Fourth
Income (loss) per common share:
Basic
Continuing operations:
2012	$(0.82)	$(0.56)	$(0.42)	$(0.75)
2011	$(0.27)	$0.07	$(0.64)	$(1.94)
Net income (loss):
2012	$(0.88)	$(0.65)	$(0.47)	$(0.79)
2011	$(0.31)	$0.05	$(0.67)	$(1.97)
Diluted
Continuing operations:
2012	$(0.82)	$(0.56)	$(0.42)	$(0.75)
2011	$(0.27)	$0.06	$(0.64)	$(1.94)
Net income (loss):
2012	$(0.88)	$(0.65)	$(0.47)	$(0.79)
2011	$(0.31)	$0.04	$(0.67)	$(1.97)

The above revenue, cost of services sold, and income (loss) from continuing operations have primarily been affected by acquisitions, divestitures and discontinued operations.

Historically, with some exceptions, the Company’s fourth quarter generates the highest quarterly revenues in a year. The fourth quarter has historically been the period in the year in which the highest volumes of media placements and retail related consumer marketing occur.

Income (loss) from continuing operations and net loss have been affected as follows:

•	The fourth quarter of 2012 includes non-cash stock based compensation charges of $5,827.

•	The fourth quarter of 2011 includes non-cash stock based compensation charges of $5,837.

•	The fourth quarter of 2012 includes deferred acquisition adjustments of $32,901.

•	The fourth quarter of 2011 includes deferred acquisition adjustments of $11,757 and an additional deferred tax valuation allowance of $47,422.

93